Exhibit 10.1

EXECUTION VERSION

$500,000,000

LETTER OF CREDIT REIMBURSEMENT AGREEMENT

Dated as of November 13, 2023

among

REINSURANCE GROUP OF AMERICA, INCORPORATED,

as the Company,

The Other Credit Parties From Time To Time Party Hereto,

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK,

as Administrative Agent and L/C Issuer,

The Other Participating Banks From Time To Time Party Hereto

TABLE OF CONTENTS

ARTICLE I. DEFINITIONS AND ACCOUNTING TERMS		1

1.01	Defined Terms	1
1.02	Other Interpretive Provisions	29
1.03	Accounting Terms	30
1.04	Rounding	31
1.05	Times of Day	31
1.06	Letter of Credit Amounts	31
1.07	Exchange Rates; Currency Equivalents	31
1.08	Additional Alternative Currencies	31

ARTICLE II. THE COMMITMENTS AND CREDIT EXTENSIONS		32

2.01	Letters of Credit	32
2.02	Cash Collateralization Requirement	42
2.03	Termination or Reduction of Commitments	42
2.04	Interest	43
2.05	Commitment Fee and Early Termination Fee	43
2.06	Computation of Interest and Fees	44
2.07	Evidence of Debt	44
2.08	Payments Generally; Administrative Agent’s Clawback	44
2.09	Sharing of Payments by Participating Banks	46
2.10	[Reserved]	46
2.11	[Reserved]	46
2.12	Cash Collateral	46
2.13	Defaulting Participating Banks	48
2.14	Respective Obligations of Credit Parties; Additional Credit Parties	50
2.15	ESG Amendment	52
2.16	Sustainability Coordinator	52

ARTICLE III. TAXES, YIELD PROTECTION AND ILLEGALITY		52

3.01	Taxes	52
3.02	Increased Costs	57
3.03	Mitigation Obligations; Replacement of Participating Banks	58
3.04	Survival	59

ARTICLE IV. CONDITIONS PRECEDENT TO CREDIT EXTENSIONS		59

4.01	Conditions to Effectiveness	59
4.02	Conditions to all Credit Extensions	61

ARTICLE V. REPRESENTATIONS AND WARRANTIES		62

5.01	Existence, Qualification and Power	62
5.02	Authorization; No Contravention	62
5.03	Governmental Authorization; Other Consents	62
5.04	Binding Effect	62
5.05	Financial Statements	62
5.06	Litigation	63
5.07	No Event of Default	63

5.08	Ownership of Property	63
5.09	Taxes	63
5.10	ERISA Compliance	63
5.11	Margin Regulations; Investment Company Act	64
5.12	Disclosure	64
5.13	Compliance with Laws	65
5.14	Anti-Corruption Laws and Sanctions	65
5.15	Plan Assets; Prohibited Transactions	65
5.16	Pari Passu Status	65

ARTICLE VI. AFFIRMATIVE COVENANTS		66

6.01	Financial Statements	66
6.02	Certificates; Other Information	66
6.03	Notices	69
6.04	Payment of Taxes	69
6.05	Preservation of Existence, Etc.	69
6.06	Maintenance of Properties	69
6.07	Maintenance of Insurance	70
6.08	Compliance with Laws	70
6.09	Books and Records	70
6.10	Inspection Rights	70
6.11	Use of Proceeds	70

ARTICLE VII. NEGATIVE COVENANTS		71

7.01	Liens	71
7.02	Indebtedness	71
7.03	Merger or Consolidation	71
7.04	Dispositions	71
7.05	Transactions with Affiliates	71
7.06	Financial Covenants	72
7.07	Line of Business	72
7.08	Use of Proceeds	72

ARTICLE VIII. EVENTS OF DEFAULT AND REMEDIES		72

8.01	Events of Default	72
8.02	Remedies Upon Event of Default	75
8.03	Application of Funds	75

ARTICLE IX. ADMINISTRATIVE AGENT		76

9.01	Appointment and Authority	76
9.02	Rights as a Participating Bank	77
9.03	Exculpatory Provisions	77
9.04	Reliance by Administrative Agent	78
9.05	Delegation of Duties	79
9.06	Resignation of Administrative Agent	79
9.07	Non-Reliance on the Administrative Agent and the Other Participating Banks	81
9.08	No Other Duties, Etc.	81

9.09	Administrative Agent May File Proofs of Claim	82
9.10	Guaranty Matters	82
9.11	Certain ERISA Matters	82
9.12	Recovery of Erroneous Payments	84

ARTICLE X. MISCELLANEOUS		84

10.01	Amendments, Etc.	84
10.02	Notices; Effectiveness; Electronic Communication	86
10.03	No Waiver; Cumulative Remedies; Enforcement	88
10.04	Expenses; Indemnity; Damage Waiver	89
10.05	Payments Set Aside	91
10.06	Successors and Assigns	92
10.07	Treatment of Certain Information; Confidentiality	98
10.08	Right of Setoff	99
10.09	Interest Rate Limitation	99
10.10	Integration; Effectiveness	100
10.11	Survival of Representations and Warranties	100
10.12	Severability	100
10.13	Replacement of Participating Banks	100
10.14	Governing Law; Jurisdiction; Etc.	102
10.15	Waiver of Jury Trial	103
10.16	No Advisory or Fiduciary Responsibility	103
10.17	Electronic Execution; Electronic Records; Counterparts	104
10.18	USA PATRIOT Act	105
10.19	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	105
10.20	Judgment Currency	106
10.21	Acknowledgement Regarding Any Supported QFCs	106
10.22	NAIC Approved Bank	107

ARTICLE XI. CONTINUING COMPANY GUARANTY		107

11.01	Guaranty	107
11.02	Rights of Participating Banks	108
11.03	Certain Waivers	108
11.04	Obligations Independent	108
11.05	Subrogation	109
11.06	Termination; Reinstatement	109
11.07	Subordination	109
11.08	Stay of Acceleration	109
11.09	Condition of Credit Parties	109
11.10	Payoff of the Existing Credit Agreement	110

SCHEDULES

2.01	Commitments and Applicable Percentages
10.02	Administrative Agent’s Office; L/C Issuer’s Office; Certain Addresses for Notices

EXHIBITS

A	Form of Compliance Certificate
B	Form of Assignment and Assumption
C	Form of Administrative Questionnaire
D	Form of Credit Party Request and Assumption Agreement
E	Form of Credit Party Notice
F-1	Form of U.S. Tax Compliance Certificate – Foreign Participating Banks (Not Partnerships)
F-2	Form of U.S. Tax Compliance Certificate – Non-U.S. Participants (Not Partnerships)
F-3	Form of U.S. Tax Compliance Certificate – Non-U.S. Participants (Partnerships)
F-4	Form of U.S. Tax Compliance Certificate – Foreign Participating Banks (Partnerships)

v

LETTER OF CREDIT REIMBURSEMENT AGREEMENT

This LETTER OF CREDIT REIMBURSEMENT AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) is entered into as of November 13, 2023, among REINSURANCE GROUP OF AMERICA, INCORPORATED, a Missouri corporation (the “Company” and a “Credit Party”), and any Subsidiary of the Company made a party to this Agreement pursuant to Section 2.14(b) (each a “Credit Party” and, together with the Company, the “Credit Parties”), each financial institution from time to time party hereto (collectively, the “Participating Banks” and individually, a “Participating Bank”), and CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK (“CACIB”), as Administrative Agent and an L/C Issuer and the other L/C Issuers from time to time party hereto.

The Company has requested that the Participating Banks provide a letter of credit facility, and the Participating Banks are willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Act” has the meaning specified in Section 10.18.

“Adjusted Consolidated Net Worth” means, at any time, without duplication, Consolidated Net Worth less consolidated Mandatorily Redeemable Stock (except to the extent deducted in calculating Consolidated Net Worth) plus the aggregate outstanding amount of Hybrid Securities not in excess of the Hybrid Exclusion Amount, in each case, as of such time. Additionally, any mezzanine equity, Perpetual Preferred Stock or other securities issued from time to time by the Company or an affiliated special purpose entity will be accorded the same treatment as given by S&P to such mezzanine equity, Perpetual Preferred Stock or other securities. For the purpose of calculating Adjusted Consolidated Net Worth, Hybrid Securities shall be treated in a manner consistent with S&P’s treatment of such Hybrid Securities as of the later of (x) the date of such Hybrid Securities’ issuance or (y) the Closing Date.

“Administrative Agent” means CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK (or any of its designated branch offices or affiliates) in its capacity as administrative agent under any of the Facility Documents, or any successor administrative agent.

“Administrative Agent’s Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth in Schedule 10.02 with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify to the Company and the Participating Banks.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit C or any other form approved by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution, or (b) any UK Financial Institution.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Parties” has the meaning specified in Section 10.02(c).

“Aggregate Commitments” means the Commitments of all the Participating Banks. As of the Closing Date, the Aggregate Commitments are $500,000,000.

“Agreed Currency” means Dollars or any Alternative Currency, as applicable.

“Agreement” has the meaning specified in the introductory paragraph hereto.

“Agreement Currency” has the meaning specified in Section 10.20.

“Alternative Currency” means each of British Sterling, Canadian Dollars, Euro, Hong Kong Dollars, Japanese Yen and each other currency (other than Dollars) that is approved in accordance with Section 1.08.

“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent or an L/C Issuer, as the case may be, by reference to Bloomberg (or such other publicly available service for displaying exchange rates), to be the exchange rate for the purchase of such Alternative Currency with Dollars at approximately 11:00 a.m. on the date two (2) Business Days prior to the date as of which the foreign exchange computation is made; provided, however, that if no such rate is available, the “Alternative Currency Equivalent” shall be determined by the Administrative Agent or an L/C Issuer, as the case may be, using any reasonable method of determination its deems appropriate in its sole discretion (and such determination shall be conclusive absent manifest error).

“Alternative Reserve Agreements” means documentation and commitments relating to a transaction entered into by the Company and/or its Subsidiaries to finance the regulatory or operational requirements, including regulatory reserve collateral requirements, of an Insurance Company or a Risk Counterparty, including, but not limited to: (i) the creation and financing of Special Subsidiaries or Risk Counterparties, (ii) the creation and financing of special purpose entities, (iii) entering into reinsurance arrangements or longevity protection agreements with affiliated and non-affiliated parties, (iv) the issuance of notes, securities, guaranteed interest contracts or other obligations to affiliated and non-affiliated parties, (v) entering into financial guarantee policies, derivative agreements, securities lending agreements, letter of credit facilities or other obligations, and/or (vi) the making of agreements ancillary to the above.

“Anti-Corruption Laws” means the Foreign Corrupt Practices Act and the UK Bribery Act 2010, The Currency and Foreign Transactions Reporting Act (also known as the Bank Secrecy Act), as amended, the Money Laundering Control Act of 1986, as amended, any other anti-money laundering laws or regulations enforced by the Financial Crimes Enforcement Network or the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), as amended from time to time.

“Applicable Insurance Regulatory Authority” means, for any Insurance Company, an insurance commission or similar administrative authority or agency to which such Person is subject.

“Applicable Law” means, as to any Person, all applicable Laws binding upon such Person or to which such a Person is subject.

“Applicable Percentage” means with respect to any Participating Bank at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Participating Bank’s Commitment at such time, subject to adjustment as provided in Section 2.13. If the commitment of each Participating Bank to participate in and the obligation of the L/C Issuers to make Credit Extensions have been terminated pursuant to Section 8.02 or if the Aggregate Commitments have expired, then the Applicable Percentage of each Participating Bank shall be determined based on the Applicable Percentage of such Participating Bank most recently in effect, giving effect to any subsequent assignments and to any Participating Bank’s status as a Defaulting Participating Bank at the time of determination. The initial Applicable Percentage of each Participating Bank is set forth opposite the name of such Participating Bank on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Participating Bank becomes a party hereto, as applicable.

“Applicable Rate” means, for any day, as to the Commitment Fee and Letter of Credit Fees payable hereunder, as the case may be, the applicable percentages per annum determined by reference to the Credit Ratings and Utilization Percentage applicable on such day as set forth below:

Pricing Level	Credit Rating (S&P/Moody’s)	Utilization Percentage	Letter of Credit Fee		Commitment Fee
1	≥A+/A1 or better	≥ 75% < 75%	0.40 0.50	% %	0.15 0.15	% %
2	A/A2	≥ 75% < 75%	0.50 0.60	% %	0.15 0.15	% %
3	A-/A3	≥ 75% < 75%	0.50 0.60	% %	0.15 0.15	% %
4	BBB+/Baa1	≥ 75% < 75%	0.80 0.90	% %	0.20 0.20	% %
5	< BBB/Baa2	≥ 75% < 75%	1.10 1.20	% %	0.30 0.30	% %

Initially, the Applicable Rate shall be determined based upon the Credit Rating and Utilization Percentage in effect as of the Closing Date (after giving effect to any Letters of Credit issued on the Closing Date). Thereafter, each change in the Applicable Rate resulting from a publicly announced change in the Credit Rating or a change in the Utilization Percentage shall be effective during the period commencing on the date of such change and ending on the date immediately preceding the effective date of the next such change.

Notwithstanding anything herein to the contrary:

(a) if the Credit Ratings issued by Moody’s and S&P differ by one level, then the Pricing Level for the higher of such Credit Ratings shall apply (with the Credit Rating for Pricing Level 1 being the highest and the Credit Rating for Pricing Level 5 being the lowest);

(b) if the Credit Ratings issued by Moody’s and S&P differ by more than one level, then the Pricing Level that is one level lower than the Pricing Level of the higher Credit Rating shall apply;

(c) if only one of Moody’s and S&P shall have in effect a Credit Rating, then the Pricing Level shall be determined by reference to the available Credit Rating; and

(d) if neither Moody’s nor S&P shall have in effect a Credit Rating, then Pricing Level 5 shall apply.

Each change in the Applicable Rate resulting from a publicly announced change in the Credit Rating after the Closing Date shall be effective during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change. If the rating system of either Moody’s or S&P shall change, or if either Moody’s or S&P shall cease to be in the business of rating corporate debt obligations, the Company and the Participating Banks shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such Credit Rating Agency and, pending the effectiveness of any such amendment or replacement, for purposes of determining the Applicable Rate, the Credit Rating of the affected Credit Rating Agency shall be deemed to the Credit Rating of such Credit Rating Agency as most recently in effect prior to such change or cessation.

“Applicant Credit Party” has the meaning specified in Section 2.14(b).

“Approved Fund” means any Fund that is administered or managed by (a) a Participating Bank, (b) an Affiliate of a Participating Bank or (c) an entity or an Affiliate of an entity that administers or manages a Participating Bank.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another.

“Assignment and Assumption” means an assignment and assumption entered into by a Participating Bank and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit C or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent.

“Audited Financial Statements” means the audited consolidated balance sheet of the Company and its Subsidiaries for the fiscal year ended December 31, 2022, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Company and its Consolidated Subsidiaries, including the notes thereto.

“Auto-Extension Letter of Credit” has the meaning specified in Section 2.01(b).

“Availability Period” means the period from and including the Closing Date to the earliest of (a) the date that is one year before the Maturity Date, (b) the date of termination of the Aggregate Commitments pursuant to Section 2.03, and (c) the date of termination of the Commitment of the obligation of each L/C Issuer to make Credit Extensions pursuant to Section 8.02.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Base Rate” means for any day a fluctuating rate of interest per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by the Administrative Agent as its “prime rate,” and (c) 0.00%. The “prime rate” is a rate set by the Administrative Agent based upon various factors including the Administrative Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by the Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change.

“Basel III” means, collectively, those certain agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A Global Regulatory Framework for More Resilient Banks and Banking Systems,” “Basel III: International Framework for Liquidity Risk Measurement, Standards and Monitoring,” and “Guidance for National Authorities Operating the Countercyclical Capital Buffer,” each as published by the Basel Committee on Banking Supervision in December 2010 (as revised from time to time), and as implemented by a Participating Bank’s primary banking regulatory authority.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“British Sterling” means the lawful currency of the United Kingdom.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office with respect to Obligations denominated in Dollars is located, or a state where an L/C Issuer’s Office is located.

“Canadian Dollar” means the lawful currency of Canada.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent, an L/C Issuer and the Participating Banks, as collateral for L/C Obligations, or obligations of Participating Banks to fund participations in respect of either thereof (as the context may require), cash or deposit account balances or, if the applicable L/C Issuer benefitting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to (a) the Administrative Agent and (b) an L/C Issuer. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Change in Law” means the occurrence, after the date of this Agreement (or with respect to any Participating Bank, if later, the date on which such Participating Bank becomes a Participating Bank), of any of the following: (a) the adoption or taking effect of any Law, (b) any change in any Law or in the administration, interpretation, or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of Law) by any Governmental Authority; provided, however, that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of events by which any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 50% or more of the equity securities of the Company entitled to vote for members of the board of directors or equivalent governing body of the Company on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right).

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

“Code” means the Internal Revenue Code of 1986.

“Collateral Account” has the meaning specified in Section 2.12(b).

“Commitment” means, as to each Participating Bank, its obligation to purchase participations in L/C Obligations in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Participating Bank’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Participating Bank becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Commitment Fee” has the meaning specified in Section 2.05.

“Communication” means this Agreement, any Facility Document and any document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to any Facility Document.

“Company” has the meaning specified in the introductory paragraph hereto.

“Company Guaranty” means the Company Guaranty made by the Company in favor of the Administrative Agent and the Participating Banks, as provided in Article XI.

“Compliance Certificate” means a certificate substantially in the form of Exhibit A.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated, including as minimum or alternative minimum taxes) or that are franchise, capital stock, net worth or registration Taxes or branch profits Taxes, or similar Taxes that may be based on gross income, but not gross receipts.

“Consolidated Indebtedness” means, at any time, the consolidated Indebtedness of the Company and its Consolidated Subsidiaries determined in accordance with GAAP as of such time and, to the extent not otherwise included as consolidated Indebtedness of the Company and its Consolidated Subsidiaries, Guaranties by the Company or any Consolidated Subsidiary of any funded Indebtedness of a Subsidiary that is not a Consolidated Subsidiary; provided, however, for purposes of calculating the covenant contained in Section 7.06(b), Consolidated Indebtedness shall not include (i) the obligation of the Company or any Subsidiary under letters of credit and under Guaranties of reimbursement obligations with respect to such letters of credit to the extent undrawn (or, if a demand has been made under any such letter of credit, then Consolidated Indebtedness shall not include the portion of the demanded amount that has been repaid), (ii) the obligation of the Company or any Subsidiary under any Insurance Subsidiary Guaranty to the extent no demand has been made or deemed made on such Insurance Subsidiary Guaranty (or, if a demand has been made under such Insurance Subsidiary Guaranty, to the extent the demanded amount has been paid), (iii) the aggregate outstanding Indebtedness evidenced by Hybrid Securities to the extent such Indebtedness does not exceed the Hybrid Exclusion Amount, (iv) Indebtedness under Alternative Reserve Agreements to the extent neither S&P nor Moody’s includes indebtedness under such Alternative Reserve Agreements as financial leverage, (v) any additional mezzanine equity, Perpetual Preferred Stock or other securities issued from time to time by the Company or an affiliated special purpose entity to the extent that they are treated as equity by S&P, (vi)

Indebtedness related to Swap Contracts, (vii) Indebtedness related to repurchase and reverse repurchase agreements and (viii) Indebtedness related to obligations under securities lending transactions. For the purpose of calculating Consolidated Indebtedness, Hybrid Securities shall be treated in a manner consistent with S&P’s treatment of such Hybrid Securities as of the later of (x) the date of such Hybrid Securities’ issuance or (y) the Closing Date.

“Consolidated Net Worth” means, at any time, without duplication, the consolidated stockholders’ equity of the Company and its Consolidated Subsidiaries (without any adjustments included in “accumulated other comprehensive income or loss” according to FASB ASC 220).

“Consolidated Subsidiary” means, with respect to any Person at any time, any other Person the accounts of which would be consolidated with those of such first Person in its consolidated financial statements at such time.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Covered Entity” has the meaning specified in Section 10.21(b).

“Credit Parties” has the meaning specified in the introductory paragraph hereto.

“Credit Extension” means the issuance of a Letter of Credit, the extension of the expiry date thereof or the increase of the amount thereof.

“Credit Party Materials” has the meaning specified in Section 6.02.

“Credit Rating” means a rating from time to time established by a Credit Rating Agency of the Company’s non-credit-enhanced, senior unsecured long-term indebtedness.

“Credit Rating Agency” means each of Moody’s and S&P.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) 2% per annum, and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum.

“Defaulting Participating Bank” means, subject to Section 2.13(b), any Participating Bank that (a) has failed to (i) fund all or any portion of its participations in L/C Obligations required to be funded by it hereunder within two Business Days of the date required to be funded by it hereunder, or (ii) pay to the Administrative Agent, any L/C Issuer, or any other Participating Bank any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two Business Days of the date when due, in each case, unless such Lender notifies the Administrative Agent and the Company in writing that such failure is the result of such Lender’s reasonable determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) has notified the Company, the Administrative Agent or any L/C Issuer in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Participating Bank’s obligation to fund a participation in L/C Obligations hereunder and states that such position is based on such Participating Bank’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Company, to confirm in writing to the Administrative Agent and the Company that it will comply with its prospective funding obligations hereunder (provided that such Participating Bank shall cease to be a Defaulting Participating Bank pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Company), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided that a Participating Bank shall not be a Defaulting Participating Bank solely by virtue of the ownership or acquisition of any Equity Interest in that Participating Bank or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Participating Bank with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Participating Bank (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Participating Bank. Any determination by the Administrative Agent that a Participating Bank is a Defaulting Participating Bank under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Participating Bank shall be deemed to be a Defaulting Participating Bank (subject to Section 2.13(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Company, each L/C Issuer and each other Participating Bank promptly following such determination.

“Disclosure Letter” means the letter provided by the Company to the Administrative Agent and Participating Banks as of the effective date of this Agreement.

“Disqualified Institution” means, on any date, (a) any Person designated by the Company as a “Disqualified Institution” by written notice delivered to the Administrative Agent on or prior to the date hereof, (b) any other Person which itself, or any Affiliate thereof, is engaged in the same or similar business of the Company or any of its Subsidiaries at the time in question, which Person has been designated by the Company as a “Disqualified Institution” by written notice to the Administrative Agent and the Participating Banks not less than two Business Days prior to such date, or (c) any Affiliate of a Person described in the foregoing clauses (a) or (b) if such Affiliate is (A) identified in writing by name by the Company to the Administrative Agent not less than two Business Days prior to such date or (B) reasonably identifiable as an Affiliate on the basis of such Person’s name; provided that “Disqualified Institutions” shall exclude any Person that the Company has designated as no longer being a “Disqualified Institution” by written notice delivered to the Administrative Agent from time to time.

“Dollar” and “$” mean lawful money of the United States.

“Dollar Equivalent” means, for any amount, at the time of determination thereof, (a) if such amount is expressed in Dollars, such amount, (b) if such amount is expressed in an Alternative Currency, the equivalent of such amount in Dollars determined by using the rate of exchange for the purchase of Dollars with the Alternative Currency last provided (either by publication or otherwise provided to the Administrative Agent or an L/C Issuer, as applicable) by the applicable Bloomberg source (or such other publicly available source for displaying exchange rates) on date that is two (2) Business Days immediately preceding the date of determination (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in Dollars as determined by the Administrative Agent or an L/C Issuer, as applicable using any method of determination it deems appropriate in its sole discretion) and (c) if such amount is denominated in any other currency, the equivalent of such amount in Dollars as determined by the Administrative Agent or an L/C Issuer, as applicable, using any method of determination it deems appropriate in its sole discretion. Any determination by the Administrative Agent or an L/C Issuer pursuant to clauses (b) or (c) above shall be conclusive absent manifest error.

“DQ List” has the meaning specified in Section 10.06(h)(iii).

“Early Termination Event” means a decision by the Company to terminate this Agreement at any time within the first two years from the date hereof other than following a change in law or regulation that makes the use of Letters of Credit issued under this Agreement unlawful.

“Early Termination Fee” has the meaning specified in Section 2.05(b).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Copy” shall have the meaning specified in Section 10.17.

“Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii), (v), (vi), and (vii) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Company or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings to terminate a Pension Plan; (e) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate.

“ESG Amendment” has the meaning set forth in Section 2.15.

“ESG Pricing Provisions” has the meaning set forth in Section 2.15.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Euro” and “€” mean the single currency of the Participating Member States.

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Connection Income Taxes (i) imposed as a result of such Recipient being organized under the Laws of, or having its principal office or, in the case of any Participating Bank, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Participating Bank, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Participating Bank with respect to an applicable interest in a Commitment pursuant to a Law in effect on the date on which (i) such Participating Bank acquires such interest in the Commitment (other than pursuant to an assignment request by the Company under Section 10.13) or (ii) such Participating Bank changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01(a) or (c), amounts with respect to such Taxes were payable either to such Participating Bank’s assignor immediately before such Participating Bank became a party hereto or to such Participating Bank immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(f) and (d) any withholding Taxes imposed pursuant to FATCA.

“Existing Credit Agreement” means that certain Letter of Credit Reimbursement Agreement, dated as of May 17, 2017 (as amended from time to time) between the Company and Credit Agricole Corporate and Investment Bank.

“Existing Letters of Credit” means the letters of credit issued under the Existing Credit Agreement and more specifically listed in the Disclosure Letter.

“Existing Participating Bank” means each Participating Bank party to the Existing Credit Agreement.

“Facility Documents” means this Agreement, including the schedules and exhibits hereto, each Issuer Document, and each Credit Party Request and Assumption Agreement, any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.12 of this Agreement, and any amendments, modifications or supplements hereto or to any other Facility Document or waivers hereof or to any other Facility Document.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Rate” means, for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“FHLB” means the Federal Home Loan Bank.

“Finance Lease” means any lease that has been or is required to be, in accordance with GAAP, recorded, classified and accounted for as a capitalized lease or finance lease.

“Foreign Participating Bank” means a Participating Bank that is not a U.S. Person. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Participating Bank, such Defaulting Participating Bank’s Applicable Percentage of the outstanding L/C Obligations with respect to the Letters of Credit issued by such L/C Issuer, other than L/C Obligations as to which such Defaulting Participating Bank’s participation obligation has been reallocated to other Participating Banks or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” or “Guaranty” means, as to any Person, any obligation, contingent or otherwise, of such Person (a) to pay any Liability of any other Person or to otherwise protect the holder of any such Liability against loss (whether such obligation arises by virtue of such Person being a partner of a partnership or participant in a joint venture or by agreement to pay, to keep well, to purchase assets, goods, securities or services or to take or pay, or otherwise) or (b) incurred in connection with the issuance by a third Person of a Guaranty of any Liability of any other Person (whether such obligation arises by agreement to reimburse or indemnify such third Person or otherwise). The term “Guarantee” as a verb has a corresponding meaning.

“Guarantor” means the Company, in its capacity as a guarantor under Article XI of this Agreement.

“Hong Kong Dollar” means the lawful currency of Hong Kong.

“Hybrid Exclusion Amount” means, on the date of determination, an amount equal to 15% of the sum of (i) the Hybrid Securities outstanding on such date, (ii) Consolidated Indebtedness as of such date (excluding, to the extent otherwise included, Hybrid Securities) and (iii) the Consolidated Net Worth as of such date (excluding, to the extent otherwise included, Hybrid Securities). For the purpose of determining the Hybrid Exclusion Amount, Hybrid Securities shall be treated in a manner consistent with S&P’s treatment of such Hybrid Securities as of the later of (x) the date of such Hybrid Securities’ issuance or (y) the Closing Date.

“Hybrid Securities” shall mean, at any time, trust preferred securities, deferrable interest subordinated debt securities, mandatory convertible debt or other hybrid securities issued by the Company or any other Credit Party that (i) are accorded equity treatment by S&P and (ii) that, by their terms (or by the terms of any security into which they are convertible for or which they are exchangeable) or upon the happening of any event or otherwise, do not mature or are not mandatorily redeemable or are not subject to any mandatory repurchase requirement, at any time on or prior to the date which is six months after the Maturity Date.

“IFRS” means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements delivered under or referred to herein.

“Indebtedness” of any Person means, without duplication, (in each case, whether such obligation is with full or limited recourse) (a) any obligation of such Person for borrowed money, (b) any obligation of such Person evidenced by a bond, debenture, note or other similar instrument, (c) any obligation of such Person to pay the deferred purchase price of property or services, except a trade account payable that arises in the ordinary course of business, (d) the capitalized amount of a Finance Lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP or SAP, as applicable, (e) any Mandatorily Redeemable Stock of such Person owned by any Person other than such Person or a Subsidiary of such Person (the amount of such Mandatorily Redeemable Stock to be determined for this purpose as the higher of the liquidation preference of and the amount payable upon redemption of such Mandatorily Redeemable Stock), (f) any obligation, contingent or otherwise, of such Person to reimburse any other Person in respect of amounts paid under a letter of credit or Guaranty issued by such other Person other than any such reimbursement obligation in respect of performance bonds and letters of credit to provide security for worker’s compensation claims incurred in the ordinary course of business to the extent that such reimbursement obligation does not remain outstanding after it becomes non-contingent, (g) net obligations under any Swap Contract, (h) any Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien on any asset of such Person and (i) any Indebtedness of others Guaranteed by such Person.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Facility Document and (b) to the extent not otherwise described in clause (a) of this definition, Other Taxes.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Insurance Company” means any Subsidiary which is engaged primarily in the underwriting of insurance or reinsurance.

“Insurance Subsidiary Guaranty” means any Guaranty issued by the Company or a Subsidiary guaranteeing the liability of any Insurance Company in connection with (a) any reinsurance underwritten by such Insurance Company, (b) an Alternative Reserve Agreement (other than any Alternative Reserve Agreement that is non-recourse to the Company or any Subsidiary), or (c) any reinsurance, insurance or Swap Contract transaction, or other transaction with similar economic characteristics to any of such transactions.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IRS” means the United States Internal Revenue Service.

“ISP” means the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by any L/C Issuer and a Credit Party (or any Subsidiary) or in favor of such L/C Issuer and relating to such Letter of Credit.

“Japanese Yen” means the lawful currency of Japan.

“Judgment Currency” has the meaning specified in Section 10.20.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, rules, treaties, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities of any Governmental Authority. The term “Laws” includes FATCA.

“L/C Advance” means, with respect to each Participating Bank, such Participating Bank’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage. All L/C Advances shall be denominated in Dollars.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed within one Business Day of the date made. All L/C Borrowings shall be denominated in Dollars.

“L/C Disbursement” means a payment made by an L/C Issuer pursuant to a Letter of Credit.

“L/C Issuer” means each of CACIB (through itself or through one of its designated Affiliates or branch offices), in its capacity as issuer of Letters of Credit hereunder, and each other Participating Bank (if any) as the Company may from time to time select as an L/C Issuer hereunder pursuant to Section 2.01. Any L/C Issuer may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such L/C Issuer, in which case the term “L/C Issuer” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate. Each reference herein to the “L/C Issuer” in connection with a Letter of Credit or other matter shall be deemed to be a reference to the relevant L/C Issuer with respect thereto.

“L/C Issuer’s Office” means, with respect to any currency, the address of any L/C Issuer, and, as appropriate, account as set forth on Schedule 10.02 with respect to such currency, or such other address or account with respect to such currency as such L/C Issuer may from time to time notify to the Company and the Participating Banks.

“L/C Obligations” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time, including any automatic or scheduled increases provided for by the terms of such Letters of Credit, determined without regard to whether any conditions to drawing could be met at that time, plus (b) the aggregate amount of all Unreimbursed Amounts, including all L/C Borrowings. The L/C Obligations of any Participating Bank at any time shall be its Applicable Percentage of the total L/C Obligations at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Article 29(a) of the UCP or Rule 3.13 or Rule 3.14 of the ISP or similar terms of the Letter of Credit itself, or if compliant documents have been presented but not yet honored, such Letter of Credit shall be deemed to be “outstanding” and “undrawn” in the amount so remaining available to be paid, and the obligations of the Credit Parties and each Participating Bank shall remain in full force and effect until the L/C Issuers and the Participating Banks shall have no further obligations to make any payments or disbursements under any circumstances with respect to any Letter of Credit.

“Lending Office” means, as to any Participating Bank, the office or offices of such Participating Bank described as such in such Participating Bank’s Administrative Questionnaire, or such other office or offices as a Participating Bank may from time to time notify the Company and the Administrative Agent, which office may include any Affiliate of such Participating Bank or any domestic or foreign branch of such Participating Bank or such Affiliate. Unless the context otherwise requires each reference to a Participating Bank shall include its applicable Lending Office.

“Letter of Credit” means any standby letter of credit issued hereunder providing for the payment of cash upon the honoring of a presentation thereunder and shall include the Existing Letters of Credit. Letters of Credit may be issued in Dollars or in an Alternative Currency. Each such Letter of Credit shall be issued in a form that complies with regulatory requirements applicable to the Credit Parties.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the applicable L/C Issuer.

“Letter of Credit Exposure” means, as to any Participating Bank at any time, the aggregate principal amount at such time of such Participating Bank’s participation in L/C Obligations at such time.

“Letter of Credit Fee” has the meaning specified in Section 2.03(j).

“Letter of Credit Report” means a certificate in a form approved by the Administrative Agent.

“Liability” of any Person means (in each case, whether with full or limited recourse) any Indebtedness, liability, obligation, covenant or duty of or binding upon, or any term or condition to be observed by or binding upon, such Person or any of its assets, of any kind, nature or description, direct or indirect, absolute or contingent, due or not due, contractual or tortuous, liquidated or unliquidated, whether arising under contract, applicable Law, or otherwise, whether now existing or hereafter arising, and whether for the payment of money or the performance or non-performance of any act.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement which results in a limitation in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Mandatorily Redeemable Stock” means, with respect to any Person, any share of such Person’s Equity Interests to the extent that it is (a) redeemable, payable or required to be purchased or otherwise retired or extinguished, or convertible into any Indebtedness or other Obligation of such Person, (i) at a fixed or determinable date, whether by operation of a sinking fund or otherwise, (ii) at the option of any Person other than such Person or (iii) upon the occurrence of a condition not solely within the control of such Person, such as a redemption required to be made out of future earnings or (b) convertible into Mandatorily Redeemable Stock, in each case, prior to the date that is 91 days after the Maturity Date.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the results of operations, business, properties, or financial condition of the Company and its Subsidiaries taken as a whole; (b) a material impairment of the rights and remedies of the Administrative Agent or any Participating Bank under any of the Facility Documents (unless such impairment is a result of the Administrative Agent’s or any Participating Bank’s affirmative actions or omissions) or of the ability of any Credit Party to perform its payment obligations under any Facility Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Credit Party of any Facility Document to which it is a party.

“Material Subsidiary” means any Credit Party and any other Subsidiary representing 10% or more of the consolidated total assets of the Company as of the end of such fiscal year.

“Maturity Date” means the later of November 13, 2028, provided, however, that, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Maximum Rate” has the meaning specified in Section 10.09.

“Minimum Collateral Amount” means, at any time, (i) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 103% of the Fronting Exposure of each L/C Issuer with respect to Letters of Credit issued and outstanding at such time and (ii) otherwise, an amount determined by the Administrative Agent and the L/C Issuers in their reasonable discretion.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“NAIC” means the National Association of Insurance Commissioners or any successor thereto.

“NAIC Approved Bank” means any Person that is a bank or other financial institution listed on the NAIC Approved Bank List.

“NAIC Approved Bank List” means the most current “Bank List” of banks or other financial institutions approved by the NAIC.

“Non-Consenting Participating Bank” means any Participating Bank that does not approve any consent, waiver or amendment that (a) requires the approval of all Participating Banks or all affected Participating Banks in accordance with the terms of Section 10.01 and (b) has been approved by the Required Participating Banks.

“Non-Defaulting Participating Bank” means, at any time, each Participating Bank that is not a Defaulting Participating Bank at such time.

“Non-Extension Notice Date” has the meaning specified in Section 2.01(b).

“Non-Recourse Subsidiary” means a Subsidiary of the Company that (a) has not guaranteed any Indebtedness of the Company or any Credit Party, (b) does not have any Indebtedness that has been guaranteed by the Company or any other Credit Party and (c) is not a Material Subsidiary.

“Notice of Additional L/C Issuer” means a certificate in a form approved by the Administrative Agent.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Credit Party arising under any Facility Document or otherwise with respect to any Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Credit Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Organization Documents” means, (a) with respect to any corporation, the charter or certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating or limited liability agreement (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction) and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction).

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Facility Document, or sold or assigned an interest in any Facility Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Facility Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.03).

“Outstanding Amount” means with respect to any L/C Obligations on any date, the Dollar Equivalent amount of the aggregate outstanding amount of such L/C Obligations on such date after giving effect to any Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Credit Parties of Unreimbursed Amounts.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent or the L/C Issuers, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in an Alternative Currency, an overnight rate determined by the Administrative Agent or the L/C Issuers, as the case may be, in accordance with banking industry rules on interbank compensation.

“Participant” has the meaning specified in Section 10.06(d).

“Participant Register” has the meaning specified in Section 10.06(d).

“Participating Bank” or “Participating Banks” has the meaning specified in the introductory paragraph hereto.

“Participating Bank Parties” and “Participating Bank Recipient Parties” mean, collectively, the Participating Banks and the L/C Issuers.

“Participating Member State” means any member state of the European Union that adopts or has adopted the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Company or any ERISA Affiliate or to which the Company or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permitted Liens” means

(a) any Lien (i) securing and only securing the obligations of one or more Credit Parties under the Facility Documents and (ii) on cash collateral provided under the Syndicated Credit Facility;

(b) any Lien securing a tax, assessment or other governmental charge, fee or levy or the claim of a materialman, mechanic, repairman, artisan, carrier, warehouseman or landlord for labor, materials, supplies or rentals incurred in the ordinary course of business, but only if (i) payment thereof is not overdue by more than 30 days or shall not at the time be required to be made in accordance with Section 6.04 or (ii) any such Lien does not in the aggregate materially detract from the value of the Company’s or such Subsidiary’s property or assets or materially impair the use thereof in the operation of the business of the Company or such Subsidiary;

(c) any Lien on the properties and assets of a Subsidiary of any Credit Party securing an obligation owing to such Credit Party;

(d) any Lien consisting of a deposit or pledge made in the ordinary course of business in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance, social security or similar Laws or regulations and Liens securing the performance of bids, tenders, leases and contracts in the ordinary course of business, statutory obligations, surety bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e) any Lien arising pursuant to an order of attachment, distraint or similar legal process arising in connection with legal proceedings, but only if and so long as the execution or other enforcement thereof is not unstayed for more than 30 days;

(f) any Lien existing on (i) any property or asset of any Person at the time such Person becomes a Subsidiary or (ii) any property or asset at the time such property or asset is acquired by the Company or a Subsidiary, but only, in the case of either (i) or (ii), if and so long as (A) such Lien was not created in contemplation of such Person becoming a Subsidiary or such property or asset being acquired, (B) such Lien is and will remain confined to the property or asset subject to it at the time such Person becomes a Subsidiary or such property or asset is acquired and to fixed improvements thereafter erected on such property or asset, (C) such Lien secures only the obligation secured thereby at the time such Person becomes a Subsidiary or such property or asset is acquired and (D) the obligation secured by such Lien is not in default;

(g) any Lien in existence on the Closing Date to the extent set forth in the Disclosure Letter, but only, in the case of each such Lien, to the extent it secures an obligation outstanding on the Closing Date to the extent set forth in such Disclosure Letter;

(h) any Lien constituting a renewal, extension or replacement of a Lien constituting a Permitted Lien by virtue of clauses (f) and (g) of this definition, but only if (i) at the time such Lien is granted and immediately after giving effect thereto, no Default would exist, (ii) such Lien is limited to all or a part of the property or asset that was subject to the Lien so renewed, extended or replaced and to fixed improvements thereafter erected on such property or asset and (iii) the principal amount of the obligations secured by such Lien does not exceed the principal amount of the obligations secured by the Lien so renewed, extended or replaced;

(i) nonconsensual Liens incurred in the ordinary course of business in favor of financial intermediaries and clearing agents pending clearance of payments for Investment;

(j) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided, that (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Credit Parties in excess of those set forth by regulations promulgated by the Board of Governors of the United States Federal Reserve System, and (ii) such deposit account is not intended by the Credit Parties or any Subsidiary to provide collateral to the depository institution;

(k) Liens consisting of deposits made by any Insurance Company with the insurance regulatory authority in its jurisdiction of formation or other statutory Liens or Liens or claims imposed or required by applicable insurance Law or regulation against the assets of any Insurance Company, in each case in favor of all policyholders of such Insurance Company and in the ordinary course of such Insurance Company’s business;

(l) any Lien on (i) Investments, cash flows and cash balances of any Subsidiary in connection with an Alternative Reserve Agreement, and (ii) Investments, cash flows and cash balances of any Special Subsidiary (including the Equity Interests of such Special Subsidiary) in each case, securing obligations of such Subsidiary and such Special Subsidiary in connection with an Alternative Reserve Agreement;

(m) any Lien on Investments, cash flows and cash balances of the Company to secure its obligations to a Special Subsidiary or any Subsidiary in connection with an Alternative Reserve Agreement;

(n) any Lien on Investments, cash flows and cash balances of any Subsidiary (other than any Equity Interests of any Subsidiary) or on cash balances of the Company securing obligations of such Person in respect of (i) letters of credit obtained in the ordinary course of business to support reinsurance liabilities of any Insurance Company, (ii) trust arrangements formed in the ordinary course of business for the benefit of cedents to secure reinsurance recoverables owed to them by any Insurance Company, or (iii) other security arrangements in connection with reinsurance agreements or regulatory requirements;

(o) to secure Indebtedness of the Company or any Subsidiary permitted under Section 7.02 or other obligations, in each case incurred in connection with Alternative Reserve Agreements, any Lien on the following:

(i) Investments and cash balances of the Company or any Subsidiary party to such Alternative Reserve Agreements;

(ii) the Company’s or a Subsidiary’s rights in such Alternative Reserve Agreements and other agreements executed in connection therewith; and

(iii) the Equity Interests of any Special Subsidiary party to such Alternative Reserve Agreements;

(p) Liens securing repayment of funds advanced to the Company and its Subsidiaries under custody agreements, securities lending arrangements, repurchase and reverse repurchase agreements, securities clearing agreements and similar arrangements entered into in the ordinary course of business, including Alternative Reserve Agreements;

(q) Liens securing the obligations of the Company or any Subsidiary under or in connection with a Swap Contract;

(r) Liens in connection with any repurchase or reverse repurchase agreement, buy-sell agreement, customer account agreement or similar agreement or instrument on assets or property transferred by the Company or any Subsidiary thereunder, securing the obligation of the Company or such Subsidiary to repurchase or buy such assets or property as well as its other obligations under such repurchase or reverse repurchase agreement, buy/sell agreement, customer account agreement or similar agreement or instrument;

(s) Liens in favor of the FHLB to secure loans made by the FHLB to the Company or any Subsidiary in the ordinary course of business;

(t) easements, zoning restrictions, rights-of-way, covenants, conditions, restrictions and other matters of public record, including liens for taxes and assessments and utility charges and similar encumbrances on real property imposed by Law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of any Credit Party;

(u) Liens on any real property and personal property relating thereto securing Indebtedness in respect of which (i) the recourse of the holder of such Indebtedness (whether direct or indirect and whether contingent or otherwise) under the instrument creating the Lien or providing for the Indebtedness secured by the Lien is limited to such real property and personal property relating thereto directly securing such Indebtedness or (ii) such holder may not under the instrument creating the Lien or providing for the Indebtedness secured by the Lien collect by levy of execution or otherwise against assets or property of such Credit Party (other than such real property and personal property relating thereto directly securing such Indebtedness) if such Credit Party fails to pay such Indebtedness when due and such holder obtains a judgment with respect thereto, except for recourse obligations that are customary in “non-recourse” real estate transactions;

(v) Liens arising out of any real estate purchase, sale/leaseback transactions or rights of tenants, parties under any lease, sublease or ground lease; and

(w) Liens not otherwise permitted hereunder so long as the aggregate outstanding principal amount of Indebtedness secured thereby does not exceed at the time of the incurrence of any such Indebtedness, the greater of $600,000,000 or 8% of Consolidated Net Worth as of the most recent quarterly or annual financial statements of the Company.

“Perpetual Preferred Stock” means preferred stock issued from time to time by the Company or an affiliated special purpose entity which preferred stock is not redeemable at the option of the holder thereof.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Company or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” has the meaning specified in Section 6.02.

“Public Participating Bank” has the meaning specified in Section 6.02.

“Recipient” means the Administrative Agent, any Participating Bank, any L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any Credit Party hereunder.

“Register” has the meaning specified in Section 10.06(c).

“Regulation U” means Regulation U of the FRB, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors, consultants, service providers and representatives of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Required Participating Banks” means, at any time, Participating Banks having Total Credit Exposures representing more than 50% of the Total Credit Exposures of all Participating Banks at such time. The Total Credit Exposure of any Defaulting Participating Bank shall be disregarded in determining Required Participating Banks at any time; provided that, the amount of any participation in any Unreimbursed Amounts that such Defaulting Participating Bank has failed to fund that have not been reallocated to and funded by another Participating Bank shall be deemed to be held by the Participating Bank that is the applicable L/C Issuer, as the case may be, in making such determination.

“Requisite Amount” means $225,000,000.

“Rescindable Amount” has the meaning as specified in Section 2.08(b).

“Resignation Effective Date” has the meaning specified in Section 9.06(a).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of a Credit Party and, solely for purposes of notices given pursuant to Article II, any other officer of the applicable Credit Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer of the applicable Credit Party designated in or pursuant to an agreement between the applicable Credit Party and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Credit Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership, limited liability company and/or other action on the part of such Credit Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Credit Party.

“Revaluation Date” means each of the following: (a) each date of issuance, amendment and/or extension of a Letter of Credit denominated in an Alternative Currency, (b) each date of any payment by the applicable L/C Issuer under any Letter of Credit denominated in an Alternative Currency, (c) in the case of Existing Letters of Credit Denominated in Alternative Currencies, the Closing Date and (d) such additional dates as the Administrative Agent or the applicable L/C Issuer shall determine or the Required Participating Banks shall require in their commercially reasonable discretion.

“Risk Counterparty” means a third party that either is (a) engaged in the business of writing insurance or reinsurance, (b) a Pension Plan, (c) a bank, (d) a non-bank financial institution, (e) any Person similar to the foregoing, (f) any Affiliate of the foregoing Persons and (g) and special purpose vehicles sponsored by any of the foregoing Persons.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc., and any successor thereto.

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Administrative Agent or the L/C Issuers, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.

“Sanction(s)” means any economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or His Majesty’s Treasury.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, the Crimea, Zaporizhzhia, and Kherson regions of Ukraine, So-Called Donetsk People’s Republic and Luhansk People’s Republic, Cuba, Iran, North Korea, Russia, and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council or the European Union, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“SAP” means, for any Insurance Company, the statutory accounting procedures or practices prescribed or permitted by the Applicable Insurance Regulatory Authority applied on a consistent basis.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Special Subsidiary” means a Subsidiary, established or utilized to facilitate transactions pursuant to any Alternative Reserve Agreement, that exclusively or primarily insures the risks of an Affiliate.

“Specified Indebtedness” as used in Section 8.01(e) hereof means any particular Indebtedness or Guarantee of Indebtedness other than (a) any Indebtedness or Guarantee having an aggregate principal amount (including undrawn committed or available amounts, and including amounts owing to all creditors under any combined or syndicated credit arrangement) equal or less than the Requisite Amount, (b) Indebtedness hereunder, (c) a Swap Contract, (d) agreements with the FHLB, to the extent that any demand for payment thereunder is being addressed by the Company in good faith, or (e) other than Indebtedness for borrowed money (which, for the avoidance of doubt, is governed by part (a) of this definition), Indebtedness owed under any reinsurance or insurance transaction, any other transaction with similar economic characteristics or any transaction related to the foregoing (whether entered into with insurance companies, reinsurance companies, Pension Plans, banks and non-bank financial institutions and their respective Affiliates and special purpose vehicles sponsored by any of the foregoing Persons or otherwise), so long as the payment default or acceleration thereunder is being addressed in good faith.

“Statutory Statement” means, for any Insurance Company, for any fiscal year of such Insurance Company, the most recent annual statement required to be filed with the Applicable Insurance Regulatory Authority and, for any fiscal quarter or other applicable period of such Insurance Company, the statement required by Section 6.02(c), which statement shall be prepared in accordance with SAP.

“subsidiary” means, with respect to any Person, any corporation or other entity of which the securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other person performing similar functions are at the time directly or indirectly owned by such Person.

“Subsidiary” means a subsidiary of a Credit Party.

“Sustainability Coordinator” means CACIB, in its capacity as the sustainability coordinator.

“Swap Contract” means any and all of the following:

(a) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement,

(b) swap transactions,

(c) basis swaps,

(d) credit derivative transactions,

(e) forward rate transactions,

(f) commodity swaps,

(g) commodity options,

(h) forward commodity contracts,

(i) equity or equity index swaps or options,

(j) bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions,

(k) interest rate options,

(l) forward foreign exchange transactions,

(m) cap transactions,

(n) floor transactions,

(o) collar transactions,

(p) currency swap transactions,

(q) cross-currency rate swap transactions,

(r) currency options,

(s) spot contracts,

(t) stable value contracts,

(u) swaps designed to cover mortality, longevity, morbidity or other risks associated with life insurance, annuities or pensions, and

(v) any other similar transactions or any combination of any of the foregoing described in clause (b) through (u) (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Participating Bank or any Affiliate of a Participating Bank).

“Syndicated Credit Facility” means that certain Credit Agreement, dated March 13, 2023 among the Company, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer and certain other parties thereto.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Total Credit Exposure” means, as to any Participating Bank at any time, the unused Commitments and Letter of Credit Exposure of such Participating Bank at such time.

“Total Outstandings” means, as of any date of determination, the aggregate Outstanding Amount of all L/C Obligations as of such date.

“Trade Date” has the meaning assigned to it in Section 10.06(h).

“UCP” means the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the applicable time).

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.01(f).

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a) (30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(f)(ii)(B)(III).

“Utilization Percentage” means, at any time, the ratio, expressed as a percentage, of (a) the Total Outstandings at such time, to (b) the Aggregate Commitment in effect at such time.

“Withholding Agent” means any Credit Party and the Administrative Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.02 Other Interpretive Provisions. With reference to this Agreement and each other Facility Document, unless otherwise specified herein or in such other Facility Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Facility Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Facility Document, shall be construed to refer to such Facility Document in its entirety and not to any particular provision thereof, (iv) all references in a Facility Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Facility Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law, rule or regulation shall, unless otherwise specified, refer to such law, rule or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Facility Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Facility Document.

(d) Any reference herein to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

1.03 Accounting Terms.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, or, in the case of an Insurance Company, SAP, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Company and its Subsidiaries (including Hybrid Securities that are given equity treatment) shall be deemed to be carried at 100% of the outstanding principal amount thereof and the effects of FASB ASC 825 (or any other Financial Accounting Standard having a similar result or effect) on financial liabilities shall be disregarded. Hybrid Securities shall be treated in a manner consistent with S&P’s treatment of such Hybrid Securities as of the later of (x) the date of such Hybrid Securities’ issuance or (y) the Closing Date.

(b) Changes in GAAP or SAP. If at any time any change in GAAP, or, in the case of an Insurance Company, SAP, (including the adoption of IFRS) would affect the computation of any financial ratio or requirement set forth in any Facility Document, and either the Company or the Required Participating Banks shall so request, the Administrative Agent, the Participating Banks and the Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP or SAP, as applicable, (subject to the approval of the Required Participating Banks); provided, that, until so amended, (A) such ratio or requirement shall continue to be computed in accordance with GAAP or SAP prior to such change therein and (B) the Company shall provide to the Administrative Agent and the Participating Banks financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP or SAP.

(c) Consolidation of Variable Interest Entities. All references herein to consolidated financial statements of the Company and its Subsidiaries or to the determination of any amount for the Company and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Company is required to consolidate pursuant to FASB ASC 810 as if such variable interest entity were a Subsidiary as defined herein.

1.04 Rounding. Any financial ratios required to be maintained by the Company pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Central time (daylight or standard, as applicable).

1.06 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

1.07 Exchange Rates; Currency Equivalents.

(a) The Administrative Agent or an L/C Issuer, as applicable, shall determine the Dollar Equivalent amounts of Credit Extensions and Outstanding Amounts denominated in Alternative Currencies as of each Revaluation Date. Such Dollar Equivalent shall become effective as of such Revaluation Date and shall be the Dollar Equivalent of such amounts until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Credit Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Facility Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or an L/C Issuer, as applicable.

(b) Wherever in this Agreement in connection with the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or an L/C Issuer, as the case may be.

1.08 Additional Alternative Currencies.

(a) The Company may from time to time request that Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative Currency”; provided that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars. Any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent and an L/C Issuer. Any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent and an L/C Issuer. Any issuance of a Letter of Credit on behalf of a Credit Party or its Subsidiary domiciled in Canada will require the fronting by a duly authorized Canadian bank at an additional cost to be determined at the time of issuance.

(b) Any such request shall be made to the Administrative Agent not later than 11:00 a.m., ten (10) Business Days prior to the date of the desired Credit Extension (or such other time or date as may be agreed by the Administrative Agent and an L/C Issuer, in their sole discretion). Each L/C Issuer shall notify the Administrative Agent, not later than 11:00 a.m., five (5) Business Days after receipt of such request whether it consents, in its sole discretion, to the issuance of Letters of Credit in such requested currency.

(c) Any failure by an L/C Issuer to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such L/C Issuer to permit Letters of Credit to be issued in such requested currency. If the Administrative Agent and an L/C Issuer consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Company and the Administrative Agent and such currency shall constitute an Alternative Currency for all purposes hereunder. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.08, the Administrative Agent shall promptly so notify the Company. Any specified currency of an Existing Letter of Credit that is neither Dollars nor one of the Alternative Currencies specifically listed in the definition of “Alternative Currency” shall be deemed an Alternative Currency with respect to such Existing Letter of Credit only.

ARTICLE II.

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01 Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, each L/C Issuer agrees, in reliance on the agreements of the Participating Banks set forth in this Section 2.01, to issue, at any time and from time to time during the Availability Period, Letters of Credit denominated in Dollars or an Alternative Currency for the account of the Company or any Subsidiary of the Company or the account of any Credit Party in such form as is acceptable to the Administrative Agent and such L/C Issuer in their reasonable determination. Letters of Credit issued hereunder shall constitute utilization of the Commitments.

(b) Notice of Issuance, Amendment, Extension, Reinstatement or Renewal. To request the issuance of a Letter of Credit (or the amendment of the terms and conditions, extension of the terms and conditions, extension of the expiration date, or reinstatement of amounts paid, or renewal of an outstanding Letter of Credit), the applicable Credit Party shall deliver (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable L/C Issuer) to an L/C Issuer selected by it and to the Administrative Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as the Administrative Agent and such L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, extended, reinstated or renewed, and specifying the date of issuance, amendment, extension, reinstatement or renewal (which shall be a Business

Day), the date on which such Letter of Credit is to expire (which shall comply with Section 2.01(d)), the amount of such Letter of Credit, the name and address of the beneficiary thereof, the purpose and nature of the requested Letter of Credit and such other information as shall be necessary to prepare, amend, extend, reinstate or renew such Letter of Credit. If requested by the applicable L/C Issuer, the applicable Credit Party also shall submit a letter of credit application and reimbursement agreement on such L/C Issuer’s standard form in connection with any request for a Letter of Credit. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application and reimbursement agreement or other agreement submitted by the applicable Credit Party to, or entered into by such Credit Party with, an L/C Issuer relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

If the applicable Credit Party so requests in any applicable Letter of Credit Application (or the amendment of an outstanding Letter of Credit), the applicable L/C Issuer may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit shall permit such L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon by the applicable Credit Party and the applicable L/C Issuer at the time such Letter of Credit is issued. Unless otherwise directed by the applicable L/C Issuer, the applicable Credit Party shall not be required to make a specific request to such L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Participating Banks shall be deemed to have authorized (but may not require) the applicable L/C Issuer to permit the extension of such Letter of Credit at any time to an expiration date not later than the date permitted pursuant to Section 2.01(d); provided, that such L/C Issuer shall not (i) permit any such extension if (A) such L/C Issuer has determined that it would not be permitted at such time to issue such Letter of Credit in its extended form under the terms hereof (except that the expiration date may be extended to a date that is no more than one year from the then-current expiration date) or (B) it has received notice (which may be in writing or by telephone (if promptly confirmed in writing)) on or before the day that is seven Business Days before the Non-Extension Notice Date from the Administrative Agent that the Required Participating Banks have elected not to permit such extension or (ii) be obligated to permit such extension if (A) such L/C Issuer has determined that it would not be obligated at such time to issue such Letter of Credit in its extended form under the terms hereof, or (B) it has received notice (which may be in writing or by telephone (if promptly confirmed in writing)) on or before the day that is seven Business Days before the Non-Extension Notice Date from the Administrative Agent, any Participating Bank or the Company that one or more of the applicable conditions set forth in Section 4.02 is not then satisfied, and in each such case directing such L/C Issuer not to permit such extension.

Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable L/C Issuer will also deliver to the Company and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Limitations on Amounts, Issuance and Amendment. A Letter of Credit shall be issued, amended, extended, reinstated or renewed only if (and upon issuance, amendment, extension, reinstatement or renewal of each Letter of Credit the Company shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, extension, reinstatement or renewal (i) the Letter of Credit Exposure of any Participating Bank shall not exceed its Commitment and (ii) the sum of the total Letter of Credit Exposures shall not exceed the total Commitments.

(i) No L/C Issuer shall be under any obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing the Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon such L/C Issuer with respect to the Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such L/C Issuer in good faith deems material to it;

(B) the issuance of such Letter of Credit would violate one or more commercially reasonable policies of such L/C Issuer applicable to letters of credit generally;

(C) except as otherwise agreed by the Administrative Agent and such L/C Issuer, the Letter of Credit is in an initial stated amount less than $100,000;

(D) any Participating Bank is at that time a Defaulting Participating Bank, unless such L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, reasonably satisfactory to such L/C Issuer with the applicable Credit Party or such Participating Bank to eliminate such L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.13(a)(iv)) with respect to the Defaulting Participating Bank arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which such L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion; or

(E) the Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder.

(ii) No L/C Issuer shall be under any obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit.

(d) Expiration Date. Each Letter of Credit shall have a stated expiration date no later than the earlier of (i) the date twelve months after the date of the issuance of such Letter of Credit (or, in the case of any extension of the expiration date thereof, whether automatic or by amendment, twelve months after the then-current expiration date of such Letter of Credit) and (ii) the date that is five (5) Business Days prior to the Maturity Date, unless on and after the date that is five (5) Business Days prior to the Maturity Date then in effect, such Letter of Credit will be Cash Collateralized pursuant to Section 2.12.

(e) Participations. (i) By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount or extending the expiration date thereof), and without any further action on the part of the applicable L/C Issuer or the Participating Banks, such L/C Issuer hereby grants to each Participating Bank, and each Participating Bank hereby acquires from such L/C Issuer, a participation in such Letter of Credit equal to such Participating Bank’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. Each Participating Bank acknowledges and agrees that its obligation to acquire participations pursuant to this Section 2.01(e)(i) in respect of Letters of Credit is absolute, unconditional and irrevocable and shall not be affected by any circumstance whatsoever, including any amendment, extension, reinstatement or renewal of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments.

(ii) In consideration and in furtherance of the foregoing, each Participating Bank hereby absolutely, unconditionally and irrevocably agrees to pay to the Administrative Agent in Dollars, for account of the applicable L/C Issuer, such Participating Bank’s Applicable Percentage of each L/C Disbursement made by an L/C Issuer (expressed in Dollars in the amount of the Dollar Equivalent thereof) in Same Day Funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the notice provided by the Administrative Agent to the Participating Banks pursuant to Section 2.01(f) until such L/C Disbursement is reimbursed by the applicable Credit Party or at any time after any reimbursement payment is required to be refunded to such Credit Party for any reason, including after the Maturity Date. Such payment shall be made without any offset, abatement, withholding or reduction whatsoever. The Administrative Agent shall promptly pay to the applicable L/C Issuer the amounts so received by it from the Participating Banks. Promptly following receipt by the Administrative Agent of any payment from the applicable Credit Party pursuant to Section 2.01(f), the Administrative Agent shall distribute such payment to the applicable L/C Issuer or, to the extent that the Participating Banks have made payments pursuant to this Section 2.01(e) to reimburse such L/C Issuer, then to such Participating Banks and such L/C Issuer as their interests may appear. Any payment made by a Participating Bank pursuant to this Section 2.01(e) to reimburse an L/C Issuer for any L/C Disbursement shall not relieve the applicable Credit Party of its obligation to reimburse such L/C Disbursement.

Each Participating Bank further acknowledges and agrees that its participation in each Letter of Credit will be automatically adjusted to reflect such Participating Bank’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit at each time such Participating Bank’s Commitment is amended as a result of an assignment in accordance with Section 10.06 or otherwise pursuant to this Agreement.

(iii) If any Participating Bank fails to make available to the Administrative Agent for the account of the applicable L/C Issuer any amount required to be paid by such Participating Bank pursuant to the foregoing provisions of this Section 2.01(e), then, without limiting the other provisions of this Agreement, the applicable L/C Issuer shall be entitled to recover from such Participating Bank (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the greater of the applicable Overnight Rate and a rate determined by the applicable L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by such L/C Issuer in connection with the foregoing. If such Participating Bank pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Participating Bank’s L/C Advance in respect of the relevant L/C Borrowing. A certificate of any L/C Issuer submitted to any Participating Bank (through the Administrative Agent) with respect to any amounts owing under this Section 2.01(e)(iii) shall be conclusive absent manifest error.

(f) Reimbursement. If an L/C Issuer shall make any L/C Disbursement in respect of a Letter of Credit, the applicable Credit Party shall reimburse such L/C Issuer in respect of such L/C Disbursement in the currency in which such L/C Disbursement was made (unless (x) such L/C Issuer (at its option) shall have specified in the applicable notice that it will require reimbursement in Dollars (in the Dollar Equivalent of such L/C Disbursement), or (y) in the absence of any such requirement for reimbursement in Dollars, the Company shall have notified such L/C Issuer promptly following receipt of the notice of drawing that the Company or applicable Credit Party will reimburse such L/C Issuer in Dollars (in the Dollar Equivalent of such L/C Disbursement)) by paying to the Administrative Agent an amount equal to such L/C Disbursement not later than 12:00 noon on (i) the Business Day that the applicable Credit Party receives notice of such L/C Disbursement, if such notice is received prior to 10:00 a.m. or (ii) the Business Day immediately following the day that the applicable Credit Party receives such notice, if such notice is not received prior to such time. If the applicable Credit Party fails to make such payment when due, the Administrative Agent shall notify each Participating Bank of the Dollar Equivalent of the applicable L/C Disbursement, the payment then due from such Credit Party in respect thereof (the “Unreimbursed Amount”) and such Participating Bank’s Applicable Percentage thereof. Any notice given by any L/C Issuer or the Administrative Agent pursuant to this Section 2.01(f) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(g) Obligations Absolute. Each Credit Party’s obligation to reimburse L/C Disbursements as provided in Section 2.01(f) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of:

(i) any lack of validity or enforceability of this Agreement, any other Facility Document or any Letter of Credit, or any term or provision herein or therein;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that any Credit Party or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), any L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement in such draft or other document being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) waiver by any L/C Issuer of any requirement that exists for such L/C Issuer’s protection and not the protection of the Credit Parties or any waiver by such L/C Issuer which does not in fact materially prejudice the Credit Parties;

(v) honor of a demand for payment presented electronically even if such Letter of Credit required that demand be in the form of a draft;

(vi) any payment made by any L/C Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit if presentation after such date is authorized by the UCC, the ISP or the UCP, as applicable;

(vii) payment by the applicable L/C Issuer under a Letter of Credit against presentation of a draft or other document that does not comply strictly with the terms of such Letter of Credit; or any payment made by any L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(viii) any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to the Company or any Subsidiary or in the relevant currency markets generally; or

(ix) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Company or any Subsidiary.

The applicable Credit Party shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with such Credit Party’s instructions or other irregularity, such Credit Party will immediately notify the applicable L/C Issuer. The applicable Credit Party shall be conclusively deemed to have waived any such claim against each L/C Issuer and its correspondents unless such notice is given as aforesaid.

None of the Administrative Agent, the Participating Banks, any L/C Issuer, or any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit by the applicable L/C Issuer or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms, any error in translation or any consequence arising from causes beyond the control of the applicable L/C Issuer; provided that the foregoing shall not be construed to excuse an L/C Issuer from liability to a Credit Party to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Credit Parties to the extent permitted by Applicable Law) suffered by such Credit Party that are caused by such L/C Issuer’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of an L/C Issuer (as finally determined by a court of competent jurisdiction), an L/C Issuer shall be deemed to have exercised care in each such determination, and that:

(i) an L/C Issuer may replace a purportedly lost, stolen, or destroyed original Letter of Credit or missing amendment thereto with a certified true copy marked as such or waive a requirement for its presentation;

(ii) an L/C Issuer may accept documents that appear on their face to be in substantial compliance with the terms of a Letter of Credit without responsibility for further investigation, regardless of any notice or information to the contrary, and may make payment upon presentation of documents that appear on their face to be in substantial compliance with the terms of such Letter of Credit and without regard to any non-documentary condition in such Letter of Credit;

(iii) an L/C Issuer shall have the right, in its sole discretion, to decline to accept such documents and to make such payment if such documents are not in strict compliance with the terms of such Letter of Credit; and

(iv) this sentence shall establish the standard of care to be exercised by an L/C Issuer when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof (and the parties hereto hereby waive, to the extent permitted by Applicable Law, any standard of care inconsistent with the foregoing).

Without limiting the foregoing, none of the Administrative Agent, the Participating Banks, any L/C Issuer, or any of their Related Parties shall have any liability or responsibility, in the absence of gross negligence or willful misconduct on the part of an L/C Issuer (as finally determined by a court of competent jurisdiction), by reason of (A) any presentation that includes forged or fraudulent documents or that is otherwise affected by the fraudulent, bad faith, or illegal conduct of the beneficiary or other Person, (B) an L/C Issuer declining to take-up documents and make payment (1) against documents that are fraudulent, forged, or for other reasons by which that it is entitled not to honor or (2) following the applicable Credit Party’s waiver of discrepancies with respect to such documents or request for honor of such documents or (C) an L/C Issuer retaining proceeds of a Letter of Credit based on an apparently applicable attachment order, blocking regulation, or third-party claim notified to such L/C Issuer.

(h) Applicability of ISP and UCP; Limitation of Liability. Unless otherwise expressly agreed by the applicable L/C Issuer and the applicable Credit Party when a Letter of Credit is issued by it (including any such agreement applicable to an Existing Letter of Credit), the rules of the ISP shall apply to each Letter of Credit. Notwithstanding the foregoing, no L/C Issuer shall be responsible to the Credit Parties for, and no L/C Issuer’s rights and remedies against the Credit Parties shall be impaired by, any action or inaction of any L/C Issuer required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where any L/C Issuer or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade—International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

(i) Each L/C Issuer shall act on behalf of the Participating Banks with respect to any Letters of Credit issued by it and the documents associated therewith, and each L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included such L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to such L/C Issuer.

(j) Letter of Credit Fees. The applicable Credit Party shall pay to the Administrative Agent for the account of each Participating Bank in accordance, subject to Section 2.13, with its Applicable Percentage, in Dollars, a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate times the Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. Letter of Credit Fees shall be (i) due and payable within five (5) Business Days of receipt of an invoice delivered by the Administrative Agent on or about the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Maturity Date and thereafter on demand and (ii) computed on a quarterly basis in arrears. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. The Default Rate shall apply to Letter of Credit Fees in accordance with Section 2.04(b).

(k) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. At any time there are two or more unaffiliated Participating Banks, the applicable Credit Party shall pay directly to the applicable L/C Issuer for its own account a fronting fee with respect to each Letter of Credit, at the rate per annum equal to the percentage separately agreed upon between the Company and such L/C Issuer, computed on the Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. Such fronting fee shall be due and payable on the first Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Maturity Date and thereafter on demand. For purposes of computing the Dollar Equivalent of the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. In addition, the applicable Credit Party shall pay directly to the applicable L/C Issuer for its own account, in Dollars, the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable within five days after demand and are nonrefundable.

(l) Disbursement Procedures. An L/C Issuer for any Letter of Credit shall, within the time allowed by applicable Laws or the specific terms of the Letter of Credit following its receipt thereof, examine all documents purporting to represent a demand for payment under such Letter of Credit. Such L/C Issuer shall promptly after such examination notify the Administrative Agent and the applicable Credit Party in writing of such demand for payment if such L/C Issuer has made or will make an L/C Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve such Credit Party of its obligation to reimburse such L/C Issuer and the Participating Banks with respect to any such L/C Disbursement.

(m) Interim Interest. If an L/C Issuer for any Letter of Credit shall make any L/C Disbursement, then, unless such L/C Disbursement is reimbursed in full on the date such L/C Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such L/C Disbursement is made to but excluding the date that such L/C Disbursement is reimbursed, at the rate per annum equal to the Base Rate; provided that if such L/C Disbursement is not reimbursed when due pursuant to clause (f) of this Section 2.01, then Section 2.04(b) shall apply. Interest accrued pursuant to this clause (m) shall be for account of such L/C Issuer, except that interest accrued on and after the date of payment by any Participating Bank pursuant to clause (f) of this Section 2.01 to reimburse such L/C Issuer shall be for account of such Participating Bank to the extent of such payment.

(n) Replacement of any L/C Issuer. Any L/C Issuer may be replaced at any time by written agreement between the Company, the Administrative Agent, the replaced L/C Issuer and the successor L/C Issuer. The Administrative Agent shall notify the Participating Banks of any such replacement of an L/C Issuer. At the time any such replacement shall become effective, each applicable Credit Party shall pay all unpaid fees accrued for the account of the replaced L/C Issuer pursuant to Section 2.01(j). From and after the effective date of any such replacement, (i) the successor L/C Issuer shall have all the rights and obligations of an L/C Issuer under this Agreement with respect to Letters of Credit to be issued by it thereafter and (ii) references herein to the term “L/C Issuer” shall be deemed to include such successor or any previous L/C Issuer, or such successor and all previous L/C Issuer, as the context shall require. After the replacement of an L/C Issuer hereunder, the replaced L/C Issuer shall remain a party hereto and shall continue to have all the rights and obligations of an L/C Issuer under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(o) L/C Issuer Reports to the Administrative Agent. Unless otherwise agreed by the Administrative Agent, each L/C Issuer shall, in addition to its notification obligations set forth elsewhere in this Section 2.01, provide the Administrative Agent a Letter of Credit Report, as set forth below:

(i) reasonably prior to the time that such L/C Issuer issues, amends, renews, increases or extends a Letter of Credit, the date of such issuance, amendment, renewal, increase or extension and the stated amount of the applicable Letters of Credit after giving effect to such issuance, amendment, renewal or extension (and whether the amounts thereof shall have changed);

(ii) on each Business Day on which such L/C Issuer makes a payment pursuant to a Letter of Credit, the date and amount of such payment;

(iii) on any Business Day on which any Subsidiary fails to reimburse a payment made pursuant to a Letter of Credit required to be reimbursed to such L/C Issuer on such day, the date of such failure and the amount of such payment;

(iv) on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such L/C Issuer; and

(v) for so long as any Letter of Credit issued by an L/C Issuer is outstanding, such L/C Issuer shall deliver to the Administrative Agent (A) on the last Business Day of each calendar month, (B) at all other times a Letter of Credit Report is required to be delivered pursuant to this Agreement, and (C) on each date that (1) a Credit Extension occurs or (2) there is any expiration, cancellation and/or disbursement, in each case, with respect to any such Letter of Credit, a Letter of Credit Report appropriately completed with the information for every outstanding Letter of Credit issued by such L/C Issuer.

(p) Additional L/C Issuers. Any Participating Bank hereunder may become an L/C Issuer upon receipt by the Administrative Agent of a fully executed Notice of Additional L/C Issuer which shall be signed by the Company, the Administrative Agent and the applicable L/C Issuer.

(q) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Company shall be obligated to reimburse, indemnify and compensate the applicable L/C Issuer hereunder for any and all drawings under such Letter of Credit as if such Letter of Credit had been issued solely for the account of the Company. The Company irrevocably waives any and all defenses that might otherwise be available to it as a guarantor or surety of any or all of the obligations of such Subsidiary in respect of such Letter of Credit. The Company hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Company, and that the Company’s business derives substantial benefits from the businesses of such Subsidiaries.

(r) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

2.02 Cash Collateralization Requirement.

(a) Total Outstandings Exceed Aggregate Commitments. Subject to Section 8.02, if the Administrative Agent notifies the Company at any time that the Total Outstandings at such time exceed the Aggregate Commitments then in effect, then, the Company shall, within two Business Days after receipt of such notice, Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess.

(b) Mandatory Cash Collateral and Other Actions upon Change of Control.

(i) If a Change of Control shall be deemed to have occurred and one or more Participating Banks (each such Participating Bank, a “Withdrawing Participating Bank”) shall have delivered a notice to the Administrative Agent requiring repayment of its Outstanding Amounts based on such Change of Control (each, a “Repayment Notice”), the Administrative Agent, upon notice to the Company, shall require the Subsidiary on whose behalf the applicable Letter of Credit was issued or the applicable Credit Party for whose account Credit Extensions were made and/or the Company, to and each such Person shall, no later than the fifteenth day following the date such notice is given to the extent of any outstanding Letters of Credit issued for the account of the Company, the Subsidiary on whose behalf the applicable Letter of Credit was issued or the applicable Credit Party that have not been returned by the beneficiaries thereof and cancelled, provide Cash Collateral with the result that each Withdrawing Participating Bank’s obligations in respect of such outstanding Letter of Credit are terminated or paid or fully Cash Collateralized.

(ii) If any Change of Control shall be deemed to have occurred and the Required Participating Banks shall have delivered Repayment Notices (in which event all of the Participating Banks shall be “Withdrawing Participating Banks”), the Administrative Agent, upon notice to the Company, shall require the Subsidiary on whose behalf the applicable Letter of Credit was issued or the applicable Credit Party for whose account Credit Extensions were made to, and/or the Company, and such Person shall, no later than the fifteenth day following the date such notice is given to the extent of any outstanding Letters of Credit issued for the account of the Company, the Subsidiary on whose behalf the applicable Letter of Credit was issued or the applicable Credit Party that have not been returned by the beneficiaries thereof and cancelled, provide Cash Collateral with the result that each Withdrawing Participating Bank’s obligations in respect of each outstanding Letter of Credit are terminated or paid or fully Cash Collateralized.

(c) If at any time solely as a result of exchange rate fluctuations the Total Outstandings exceeds 105% of the Aggregate Commitments then in effect, then, within two (2) Business Days of receipt of notice from the Administrative Agent of such occurrence, the Company shall Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess.

2.03 Termination or Reduction of Commitments. The Company may, upon notice to the Administrative Agent, terminate the Aggregate Commitments, or from time to time permanently reduce the Aggregate Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five (5) Business Days prior to the date of termination or reduction (provided that a notice of termination of the Commitments may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be extended or revoked by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied), (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof, and (iii) the Company shall not terminate or reduce the Aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Aggregate Commitments (except to the extent that such excess is Cash Collateralized in accordance with the terms hereof). The Administrative Agent will promptly notify the Participating Banks of any such notice of termination or reduction of the Aggregate Commitments. Any reduction of the Aggregate Commitments shall be applied to the Commitment of each Participating Bank according to its Applicable Percentage. At any time prior to the Maturity Date, the Company may also, upon notice to the Administrative Agent, increase the amount of the Commitment following such reduction, so long as the amount of the Commitment does not exceed $500,000,000. All fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

2.04 Interest.

(a) Interest on any Unreimbursed Amount and on each L/C Borrowing shall, unless otherwise specifically provided, bear interest as set forth in Section 2.01(m).

(b) If any other amount (other than as set forth in clause (a) above) payable by any Credit Party under any Facility Document is not paid when due (without regard to any applicable grace periods), then upon the request of the Required Participating Banks, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(c) Accrued and unpaid interest (including interest on past due interest) shall be due and payable upon demand.

2.05 Commitment Fee and Early Termination Fee

(a) In addition to certain fees described in subsections (j) and (k) of Section 2.01, the Company shall pay to the Administrative Agent for the account of each Participating Bank in accordance with its Applicable Percentage, a commitment fee (the “Commitment Fee”) in Dollars equal to the Applicable Rate times the average daily amount by which the Aggregate Commitment exceeds the Total Outstandings, regardless of usage, subject to adjustment as provided in Section 2.13. The Commitment Fee shall accrue at all times during the Availability Period (and thereafter so long as any L/C Obligations remain outstanding), including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears within five (5) Business Days of receipt of an invoice delivered by the Administrative Agent on or about the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period (and, if applicable, thereafter on demand). The Commitment Fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b) If an Early Termination Event occurs, the Company agrees to pay to the Administrative Agent for the account of each Participating Bank in accordance with its Applicable Percentage a fee (the “Early Termination Fee”) in the amount of $1,000,000.

2.06 Computation of Interest and Fees. All computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each L/C Borrowing for the day on which the L/C Borrowing is made, and shall not accrue on an L/C Borrowing, or any portion thereof, for the day on which the L/C Borrowing or such portion is paid. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.07 Evidence of Debt.

(a) The Credit Extensions made by each Participating Bank shall be evidenced by one or more accounts or records maintained by such Participating Bank in the ordinary course of business. The Administrative Agent shall maintain the Register in accordance with Section 10.06(c). The accounts or records maintained by each Participating Bank shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Participating Banks to the Credit Parties and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Credit Parties hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Participating Bank and the Register, the Register shall control in the absence of manifest error.

(b) In addition to the accounts and records referred to in subsection (a) above, each Participating Bank and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Participating Bank of participations in Letters of Credit. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Participating Bank in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.08 Payments Generally; Administrative Agent’s Clawback.

(a) General. All payments to be made by any Credit Party shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by any Credit Party hereunder shall be made to the Administrative Agent, for the account of the respective Participating Banks to which such payment is owed, at the applicable Administrative Agent’s Office in Dollars and in Same Day Funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Participating Bank its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Participating Bank’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall in each case, be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by any Credit Party shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b) Payments by Credit Parties; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from a Credit Party prior to the date on which any payment is due to the Administrative Agent for the account of the Participating Banks or any L/C Issuer hereunder that such Credit Party will not make such payment, the Administrative Agent may assume that such Credit Party has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Participating Banks or the applicable L/C Issuers, as the case may be, the amount due.

With respect to any payment that the Administrative Agent makes for the account of the Participating Banks or any L/C Issuer hereunder as to which the Administrative Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment referred to as the “Rescindable Amount”): (1) the applicable Credit Party has not in fact made such payment; (2) the Administrative Agent has made a payment in excess of the amount so paid by the applicable Credit Party (whether or not then owed); or (3) the Administrative agent has for any reason otherwise erroneously made such payment; then each of the Participating Banks or the applicable L/C Issuers, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount so distributed to such Participating Bank or such L/C Issuer, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Participating Bank or Credit Party with respect to any amount owing under this clause (b) shall be conclusive, absent manifest error.

(c) Obligations of Participating Banks Several. The obligations of the Participating Banks hereunder to fund participations in Letters of Credit and L/C Borrowings and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Participating Bank to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Participating Bank of its corresponding obligation to do so on such date, and no Participating Bank shall be responsible for the failure of any other Participating Bank to so fund participation or to make its payment under Section 10.04(c).

(d) Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, L/C Borrowings, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal and L/C Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and L/C Borrowings then due to such parties.

2.09 Sharing of Payments by Participating Banks. If any Participating Bank shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the participations in L/C Obligations held by it resulting in such Participating Bank’s receiving payment of a proportion of the aggregate amount of such participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Participating Bank receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) subparticipations in L/C Obligations of the other Participating Banks, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Participating Banks ratably in accordance with the aggregate amount of principal of and accrued interest on all other amounts owing them, provided that:

(i) if any such subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section 2.09 shall not be construed to apply to (x) any payment made by or on behalf of a Credit Party pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Participating Bank), (y) the application of Cash Collateral provided for in Section 2.12, or (z) any payment obtained by a Participating Bank as consideration for the assignment of or sale of subparticipations in L/C Obligations to any assignee or participant, other than an assignment to the Company or any Subsidiary thereof (as to which the provisions of this Section 2.09 shall apply).

Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Participating Bank acquiring a subparticipation pursuant to the foregoing arrangements may exercise against such Credit Party rights of setoff and counterclaim with respect to such participation as fully as if such Participating Bank were a direct creditor of such Credit Party in the amount of such participation.

2.10 [Reserved].

2.11 [Reserved].

2.12 Cash Collateral.

(a) Defaulting Participating Banks. At any time that there shall exist a Defaulting Participating Bank, within one Business Day following the written request of the Administrative Agent or any L/C Issuer (with a copy to the Administrative Agent), the Company shall Cash Collateralize the L/C Issuers’ Fronting Exposure with respect to such Defaulting Participating Bank (determined after giving effect to Section 2.13(a)(iv) and any Cash Collateral provided by such Defaulting Participating Bank) in an amount not less than the Minimum Collateral Amount.

(b) Events of Default. If the Administrative Agent, at the consent or request of the Required Participating Banks, requires that the Company Cash Collateralize the L/C Obligations pursuant to Section 8.02(c), the Credit Parties shall immediately deposit into an account established and maintained on the books and records of the Administrative Agent (the “Collateral Account”) an amount in cash equal to the Minimum Collateral Amount with respect to such L/C Obligations; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default described in clause (f) of Section 8.01. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Credit Parties under this Agreement. In addition, and without limiting the foregoing or clause (d) of Section 2.01, if any L/C Obligations remain outstanding after the expiration date specified in said clause (d), the Credit Parties shall immediately deposit into the Collateral Account an amount in cash equal to the Minimum Collateral Amount with respect to such L/C Obligations as of such date plus any accrued and unpaid interest thereon.

The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over the Collateral Account. Interest, if any, on such investments shall accumulate in the Collateral Account; provided that the Collateral Account, unless agreed to by the Company in its sole discretion, shall be a non-interest bearing account. Moneys in the Collateral Account shall be applied by the Administrative Agent to reimburse each L/C Issuer for L/C Disbursements for which it has not been reimbursed, together with related fees, costs, and customary processing charges, and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Credit Parties for the L/C Obligations at such time. If the Credit Parties are required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the applicable Credit Party within three Business Days after all Events of Default have been cured or waived.

(c) Grant of Security Interest. The Company, and to the extent provided by any Defaulting Participating Bank, such Defaulting Participating Bank, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuers and the Participating Banks, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.12(d). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent or the applicable L/C Issuer as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Company will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (determined in the case of Cash Collateral provided pursuant to Section 2.12(a), after giving effect to Section 2.13(a)(iv) and any Cash Collateral provided by the Defaulting Participating Bank). All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at the Administrative Agent or such other financial institution satisfactory to the Company and the Administrative Agent. The Company shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.

(d) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.12 or Sections 2.01, 2.13 or 8.02 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Participating Bank, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(e) Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Participating Bank status of the applicable Participating Bank (or, as appropriate, its assignee following compliance with Section 10.06(b)(vi))) or (ii) the good faith determination by the Administrative Agent and the applicable L/C Issuer that there exists excess Cash Collateral; provided, however, (x) the Person providing Cash Collateral and the applicable L/C Issuer may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

2.13 Defaulting Participating Banks.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Participating Bank becomes a Defaulting Participating Bank, then, until such time as that Participating Bank is no longer a Defaulting Participating Bank, to the extent permitted by Applicable Law:

(i) Waivers and Amendments. Such Defaulting Participating Bank’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Participating Banks” and Section 10.01.

(ii) Defaulting Participating Bank Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Participating Bank (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Participating Bank pursuant to Section 10.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Participating Bank to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Participating Bank to any L/C Issuer hereunder; third, to Cash Collateralize the L/C Issuers’ Fronting Exposure with respect to such Defaulting Participating Bank in accordance with Section 2.12; fourth, if so determined by the Administrative Agent and the Company, to be held in a deposit account and released pro rata in order to Cash Collateralize the L/C Issuers’ future Fronting Exposure with respect to such Defaulting Participating Bank with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.12; fifth, to the payment of any amounts owing to the Participating Banks or the L/C Issuers as a result of any judgment of a court of competent jurisdiction obtained by any Participating Bank or any L/C Issuer against such Defaulting Participating Bank as a result of such Defaulting Participating Bank’s breach of its obligations under this Agreement; sixth, so long as no Default exists, to the payment of any amounts owing to the Company as a result of any judgment of a court of competent jurisdiction obtained by the Company against such Defaulting Participating Bank as a result of such Defaulting Participating Bank’s breach of its obligations under this

Agreement; and seventh, to such Defaulting Participating Bank or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any L/C Borrowings in respect of which such Defaulting Participating Bank has not fully funded its appropriate share, and (y) the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the L/C Obligations owed to, all Non-Defaulting Participating Banks on a pro rata basis prior to being applied to the payment of any L/C Obligations owed to, such Defaulting Participating Bank until such time as all funded and unfunded participations in L/C Obligations are held by the Participating Banks pro rata in accordance with the Commitments hereunder without giving effect to Section 2.13(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Participating Bank that are applied (or held) to pay amounts owed by a Defaulting Participating Bank or to post Cash Collateral pursuant to this Section 2.13(a)(ii) shall be deemed paid to and redirected by such Defaulting Participating Bank, and each Participating Bank irrevocably consents hereto.

(iii) Certain Fees.

(A) No Defaulting Participating Bank shall be entitled to receive any fee payable under Section 2.05(a) for any period during which that Participating Bank is a Defaulting Participating Bank, except to the extent allocable its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Participating Bank).

(B) Each Defaulting Participating Bank shall be entitled to receive Letter of Credit Fees for any period during which that Participating Bank is a Defaulting Participating Bank only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.12.

(C) With respect to any Letter of Credit Fee not required to be paid to any Defaulting Participating Bank pursuant to clause (B) above, the Company shall (x) pay to each Non-Defaulting Participating Bank that portion of any such fee otherwise payable to such Defaulting Participating Bank with respect to such Defaulting Participating Bank’s participation in L/C Obligations that has been reallocated to such Non-Defaulting Participating Bank pursuant to clause (iv) below, (y) pay to each L/C Issuer the amount of any such fee otherwise payable to such Defaulting Participating Bank to the extent allocable to such L/C Issuer’s Fronting Exposure to such Defaulting Participating Bank, and (z) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Applicable Percentages to Reduce Fronting Exposure. All or any part of such Defaulting Participating Bank’s participation in L/C Obligations shall be reallocated among the Non-Defaulting Participating Banks in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Participating Bank’s Commitment) but only to the extent that such reallocation does not cause the aggregate Letter of Credit Exposure of any Non-Defaulting Participating Bank to exceed such Non-Defaulting Participating Bank’s Commitment. Subject to Section 10.19, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Participating Bank arising from that Participating Bank having become a Defaulting Participating Bank, including any claim of a Non-Defaulting Participating Bank as a result of such Non-Defaulting Participating Bank’s increased exposure following such reallocation.

(v) Cash Collateral. If the reallocation described in clause (a)(iv) above cannot, or can only partially, be effected, the Company shall, without prejudice to any right or remedy available to it hereunder or under Applicable Law Cash Collateralize the L/C Issuers’ Fronting Exposure in accordance with the procedures set forth in Section 2.12.

(b) Defaulting Participating Bank Cure. If the Company, the Administrative Agent, and each L/C Issuer agree in writing that a Participating Bank is no longer a Defaulting Participating Bank, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Participating Bank will, to the extent applicable take such actions as the Administrative Agent may determine to be necessary to cause funded and unfunded participations in Letters of Credit to be held pro rata by the Participating Banks in accordance with the Commitments (without giving effect to Section 2.13(a)(iv)), whereupon such Participating Bank will cease to be a Defaulting Participating Bank; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Company while that Participating Bank was a Defaulting Participating Bank; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Participating Bank to Participating Bank will constitute a waiver or release of any claim of any party hereunder arising from that Participating Bank’s having been a Defaulting Participating Bank.

(c) New Letters of Credit. So long as any Participating Bank is a Defaulting Participating Bank no L/C Issuer shall be required to issue, extend, increase, reinstate or renew any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

2.14 Respective Obligations of Credit Parties; Additional Credit Parties.

(a) Each Credit Party other than the Company shall be liable only for the obligations of, and Credit Extensions made to or for the account of, such Credit Party. The Company shall be liable for the obligations of, and Credit Extensions made to or for the account of, each Credit Party, as a Credit Party itself and pursuant to the Company Guaranty provided in Article XI.

(b) The Company may at any time, upon not less than 10 Business Days’ notice from the Company to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), designate any Subsidiary of the Company (an “Applicant Credit Party”) as a Credit Party hereunder by delivering to the Administrative Agent (which shall promptly deliver counterparts thereof to each Participating Bank) a duly executed notice and agreement in substantially the form of Exhibit D (a “Credit Party Request and

Assumption Agreement”). The parties hereto acknowledge and agree that prior to any Applicant Credit Party becoming entitled to utilize the credit facilities provided for herein the Administrative Agent and the Participating Banks shall have received such supporting resolutions, incumbency certificates, opinions of counsel, required consents, approvals, documentation and information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act and the Beneficial Ownership Regulation, and other documents or information, in form, content and scope reasonably satisfactory to the Administrative Agent, as may be required by the Administrative Agent or the Required Participating Banks in their sole reasonable discretion. If the Administrative Agent and the Required Participating Banks agree that an Applicant Credit Party shall be entitled to become a Credit Party hereunder, then promptly following receipt of all such requested resolutions, incumbency certificates, opinions of counsel, required consents, approvals and other documents or information, the Administrative Agent shall promptly send a notice in substantially the form of Exhibit E (a “Credit Party Notice”) to the Company and the Participating Banks specifying the effective date upon which the Applicant Credit Party shall constitute a Credit Party for purposes hereof, whereupon each of the Participating Banks agrees to permit Letters of Credit to be issued on behalf of such Credit Party hereunder, on the terms and conditions set forth herein, and each of the parties agrees that such Credit Party otherwise shall be a Credit Party for all purposes of this Agreement; provided that no Letter of Credit Application may be submitted by or on behalf of such Credit Party until the date two Business Days after such effective date. Notwithstanding anything to the contrary contained in the foregoing, in no event shall a Participating Bank be required to permit Letters of Credit to be issued on behalf of an entity that becomes a Credit Party, that is organized in a jurisdiction that such Participating Bank is prohibited from lending into by law, rule, regulation or commercially reasonable internal policy.

(c) The Obligations of all Credit Parties (other than the Company) shall be several in nature. Notwithstanding anything to the contrary herein, no Credit Party (other than the Company) shall be obligated to pay any Obligations incurred by or for the benefit of the Company or any other Credit Party.

(d) Each Subsidiary of the Company that is or becomes a Credit Party pursuant to this Section 2.14 hereby irrevocably appoints the Company as its agent for all purposes relevant to this Agreement and each of the other Facility Documents, including (i) the giving and receipt of notices, the making of any payments required hereunder and (ii) the execution and delivery of all documents, instruments and certificates contemplated herein and all modifications hereto. Any acknowledgment, consent, direction, certification or other action which might otherwise be valid or effective only if given or taken by all Credit Parties, or by each Credit Party acting singly, shall be valid and effective if given or taken only by the Company, whether or not any such other Credit Party joins therein. Any notice, demand, consent, acknowledgement, direction, certification or other communication delivered to the Company in accordance with the terms of this Agreement shall be deemed to have been delivered to each Credit Party.

(e) The Company may from time to time, upon not less than 15 Business Days’ notice from the Company to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), terminate a Credit Party’s status as such, provided that there are no outstanding Letters of Credit issued on behalf of such Credit Party or Unreimbursed Amounts outstanding on behalf of such Credit Party, as of the effective date of such termination.

The Administrative Agent will promptly notify the Participating Banks of any such termination of a Credit Party’s status.

(f) As of the Closing Date, there are no Credit Parties other than the Company.

2.15 ESG Amendment. Prior to the date which is 18 months following the Closing Date, the Company, in consultation with the Sustainability Coordinator, shall be entitled to establish specified Key Performance Indicators (“KPIs”) with respect to certain Environmental, Social and Governance (“ESG”) targets of the Company and its Subsidiaries. The Sustainability Coordinator and the Company may amend this Agreement (such amendment, the “ESG Amendment”) solely for the purpose of incorporating the KPIs and other related provisions (the “ESG Pricing Provisions”) into this Agreement, and any such amendment shall become effective with the consent of the Required Participating Banks, the Company and the Sustainability Coordinator. Upon effectiveness of any such ESG Amendment, based on the Company’s performance against the KPIs, certain adjustments to the Applicable Rate for the Commitment Fee, and/or Letter of Credit Fees may be made; provided that the amount of any such adjustments made pursuant to an ESG Amendment shall either (i) result in an increase of the Applicable Rate or (ii) not result in a decrease of more than (a) 1.00 basis point in the Applicable Rate for the Commitment Fee and/or (b) 2.00 basis points in the Applicable Rate for Letter of Credit Fees; provided, that (i) in no event shall such adjusted Applicable Rate be less than zero and (ii) such changes to the Applicable Rate shall be made on a per annum basis, and not be cumulative from year to year. The pricing adjustments pursuant to the KPIs will require, among other things, reporting and validation of the measurement of the KPIs in a manner that is aligned with the Sustainability Linked Loan Principles (as published from time to time by the Loan Market Association, Asia Pacific Loan Market Association and Loan Syndications & Trading Association) and is to be agreed between the Company and the Sustainability Coordinator (each acting reasonably). Following the effectiveness of the ESG Amendment, any modification to the ESG Pricing Provisions which does not have the effect of reducing the Applicable Rate to a level not otherwise permitted by this paragraph shall be subject only to the consent of the Required Participating Banks.

2.16 Sustainability Coordinator. The Sustainability Coordinator will (i) assist the Company in determining the ESG Pricing Provisions in connection with the ESG Amendment and (ii) assist the Company in preparing informational materials focused on ESG to be used in connection with the ESG Amendment.

ARTICLE III.

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Credit Party under any Facility Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws. If any applicable Laws (as determined in the good faith discretion of the applicable Withholding Agent) require the deduction or withholding of any Tax from any such payment by the applicable Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding, and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law. If such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 3.01), the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by the Credit Parties. The Credit Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Laws, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) Tax Indemnifications. The Company shall, and does hereby, indemnify each Recipient, within 15 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any reasonable and documented out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability shall be delivered to the Company by a Participating Bank or an L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Participating Bank or an L/C Issuer, and shall be conclusive absent manifest error (so long as such certificate is prepared in a commercially reasonable manner in accordance with applicable Law).

(d) Indemnification by the Participating Banks. Each Participating Bank and L/C Issuer shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Participating Bank or such L/C Issuer (but only to the extent that the Company or any other Credit Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Company and such other Credit Party to do so), (ii) any Taxes attributable to such Participating Bank’s failure to comply with the provisions of Section 10.06(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Participating Bank or such L/C Issuer, in each case, that are payable or paid by the Administrative Agent in connection with any Facility Document, and any reasonable and documented out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Participating Bank or L/C Issuer by the Administrative Agent shall be conclusive absent manifest error. Each Participating Bank and L/C Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Participating Bank or such L/C Issuer, as the case may be, under this Agreement or any other Facility Document against any amount due to the Administrative Agent under this subsection (d).

(e) Evidence of Payments. As soon as practicable after any payment of Taxes by the Company or any other Credit Party to a Governmental Authority pursuant to this Section 3.01, such Credit Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f) Status of Participating Banks; Tax Documentation.

(i) Any Participating Bank that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Facility Document shall deliver to the Company and the Administrative Agent, at the time or times reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Company or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Participating Bank, if reasonably requested by the Company or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent to determine whether or not such Participating Bank is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Participating Bank’s reasonable judgment such completion, execution or submission would subject such Participating Bank to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Participating Bank.

(ii) Without limiting the generality of the foregoing,

(A) any Participating Bank that is a U.S. Person shall deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Participating Bank becomes a Participating Bank under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed copies of IRS Form W-9 (with originals to follow promptly upon request by the Company or the Administrative Agent) certifying that such Participating Bank is exempt from U.S. federal backup withholding tax;

(B) any Foreign Participating Bank shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Participating Bank becomes a Participating Bank under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), whichever of the following is applicable:

(I) in the case of a Foreign Participating Bank claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Facility Document, executed copies of IRS Form W-8BEN or Form W-8BEN E (with originals to follow promptly upon request by the Company or the Administrative Agent) establishing an exemption from, or reduction of, U.S. federal withholding

Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Facility Document, IRS Form W-8BEN or Form W-8BEN E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II) executed copies of IRS Form W-8ECI (with originals to follow promptly upon request by the Company or the Administrative Agent);

(III) in the case of a Foreign Participating Bank claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Participating Bank is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of any Credit Party within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” of any Credit Party as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or Form W-8BEN E (with originals to follow promptly upon request by the Company or the Administrative Agent); or

(IV) to the extent a Foreign Participating Bank is not the beneficial owner, executed copies of IRS Form W-8IMY (with originals to follow promptly upon request by the Company or the Administrative Agent), accompanied by IRS Form W-8ECI, IRS Form W-8BEN or Form W-8BEN E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Participating Bank is a partnership and one or more direct or indirect partners of such Foreign Participating Bank are claiming the portfolio interest exemption, such Foreign Participating Bank may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;

(C) any Foreign Participating Bank shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Participating Bank becomes a Participating Bank under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed originals or copies of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Company or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Participating Bank under any Facility Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Participating Bank were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Participating Bank shall deliver to the Company and the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Company or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Company and the Administrative Agent to comply with their obligations under FATCA and to determine that such Participating Bank has complied with such Participating Bank’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii) Each Participating Bank agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company and the Administrative Agent in writing of its legal inability to do so.

(iv) For purposes of this Section 3.01(f), the term “Participating Bank” includes any L/C Issuer.

(g) Treatment of Certain Refunds. If any party has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.01 (including by the payment of additional amounts pursuant to this Section 3.01), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all reasonable and documented out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this subsection (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this subsection (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Participating Bank or an L/C Issuer, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

3.02 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Participating Bank or any L/C Issuer;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Participating Bank or any L/C Issuer any other condition, cost or expense (other than Taxes) affecting this Agreement or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Participating Bank or such L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Participating Bank or such L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Participating Bank or such L/C Issuer, the Company will pay (or cause the applicable Credit Party to pay) to such Participating Bank or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Participating Bank or such L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered; provided, however, that the Company and the Credit Parties shall not be obligated to pay any such compensation unless the Participating Bank or L/C Issuer requesting such compensation also is requesting compensation as a result of such Change in Law from other similarly situated customers under agreements relating to similar credit transactions that include provisions similar to this Section 3.02(a).

(b) Capital Requirements. If any Participating Bank or any L/C Issuer determines that any Change in Law affecting such Participating Bank or such L/C Issuer or any Lending Office of such Participating Bank or such Participating Bank’s or such L/C Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Participating Bank’s or such L/C Issuer’s capital or on the capital of such Participating Bank’s or such L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Participating Bank, or participations in Letters of Credit held by, such Participating Bank, or the Letters of Credit issued by such L/C Issuer, to a level below that which such Participating Bank or such L/C Issuer or such Participating Bank’s or such L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Participating Bank’s or such L/C Issuer’s policies and the policies of such Participating Bank’s or such L/C Issuer’s holding company with respect to capital adequacy), then from time to time upon request of such Participating Bank or such L/C Issuer the Company will pay (or cause the applicable Credit Party to pay) to such Participating Bank or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Participating Bank or such L/C Issuer or such Participating Bank’s or such L/C Issuer’s holding company for any such reduction suffered, provided, that the Company and the Credit Parties shall not be obligated to pay any such compensation unless the Participating Bank or L/C Issuer requesting such compensation also is requesting compensation as a result of such Change in Law from other similarly situated customers under agreements relating to similar credit transactions that include provisions similar to this Section 3.02(b).

(c) Certificates for Reimbursement. A certificate of a Participating Bank or an L/C Issuer setting forth the amount or amounts necessary to compensate such Participating Bank or such L/C Issuer or its holding company, as the case may be, as specified in clauses (a) or (b) of this Section 3.02 and delivered to the Company shall be conclusive absent manifest error. The Company shall pay (or cause the applicable Credit Party to pay) such Participating Bank or such L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Participating Bank or any L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section 3.02 shall not constitute a waiver of such Participating Bank’s or such L/C Issuer’s right to demand such compensation, provided that no Credit Party shall be required to compensate a Participating Bank or an L/C Issuer pursuant to the foregoing provisions of this Section 3.02 for any increased costs incurred or reductions suffered more than six months prior to the date that such Participating Bank or such L/C Issuer, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Participating Bank’s or such L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.03 Mitigation Obligations; Replacement of Participating Banks.

(a) Designation of a Different Lending Office. Each Participating Bank may make any Credit Extension to the Credit Parties through any Lending Office, provided that the exercise of this option shall not affect the obligation of the Credit Parties to repay the Credit Extension in accordance with the terms of this Agreement. If any Participating Bank requests compensation under Section 3.02, or requires any Credit Party to pay any Indemnified Taxes or additional amounts to any Participating Bank, any L/C Issuer, or any Governmental Authority for the account of any Participating Bank or any L/C Issuer pursuant to Section 3.01, then at the request of the Company such Participating Bank or such L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its participations in Letters of Credit hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Participating Bank or such L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.02, as the case may be, in the future and (ii) in each case, would not subject such Participating Bank or such L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Participating Bank or such L/C Issuer, as the case may be.

The Company hereby agrees to pay (or to cause the applicable Credit Party to pay) all reasonable out-of-pocket costs and expenses incurred by any Participating Bank or any L/C Issuer in connection with any such designation or assignment.

(b) Replacement of Participating Banks. If any Participating Bank requests compensation under Section 3.02, or if any Credit Party is required to pay any Indemnified Taxes or additional amounts to any Participating Bank or any Governmental Authority for the account of any Participating Bank pursuant to Section 3.01, the Company may replace such Participating Bank in accordance with Section 10.13.

3.04 Survival. The obligations of each Credit Party under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder, and resignation of the Administrative Agent.

ARTICLE IV.

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01 Conditions to Effectiveness. The obligations of each L/C Issuer and each Participating Bank hereunder and the effectiveness of this Agreement are subject to satisfaction of the following conditions precedent:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Credit Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and each of the Participating Banks:

(i) executed counterparts of this Agreement, sufficient in number for distribution to the Administrative Agent, each Participating Bank and the Company;

(ii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Credit Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Facility Documents to which such Credit Party is a party;

(iii) such documents and certifications as the Administrative Agent may reasonably require to evidence that each Credit Party is duly organized or formed, and that the Company is validly existing, in good standing and qualified to engage in business in jurisdiction of incorporation;

(iv) favorable opinions of the Company’s in-house counsel and of Moore & Van Allen PLLC, special counsel to the Company, addressed to the Administrative Agent and each Participating Bank, as to such matters concerning the Company and the Facility Documents, as the Required Participating Banks may reasonably request, including the enforceability of the Facility Documents;

(v) a certificate of a Responsible Officer of each Credit Party either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Credit Party and the validity against such Credit Party of the Facility Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(vi) a certificate signed by a Responsible Officer of the Company certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied, and (B) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect;

(vii) evidence that all fees and other amounts due under the Existing Credit Agreement have been or concurrently with the Closing Date are being paid, and evidence that any outstanding letters of credit issued under the Existing Credit Agreement, other than those that shall be treated as Existing Letters of Credit, have been terminated and returned for cancellation and/or replaced and returned for cancellation with Letters of Credit issued hereunder; and

(viii) such other assurances, certificates, documents, consents or opinions as the Administrative Agent, any L/C Issuer or the Required Participating Banks reasonably may require (including “know your customer” and Beneficial Ownership certificates and documentation).

(b) Any fees required to be paid on or before the Closing Date shall have been paid.

(c) Unless waived by the Administrative Agent, the Company shall have paid all reasonable and documented out-of-pocket fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Company and the Administrative Agent).

(d) Since the date of the Audited Financial Statements, there shall have been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Participating Bank that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Participating Bank unless the Administrative Agent shall have received notice from such Participating Bank prior to the proposed Closing Date specifying its objection thereto.

4.02 Conditions to all Credit Extensions. The obligation of each Participating Bank to honor any Letter of Credit Application is subject to the following conditions precedent:

(a) The representations and warranties of the Credit Parties contained in Article V (other than Section 5.06) or any other Facility Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01.

(b) No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c) The Administrative Agent and, if applicable, the applicable L/C Issuer shall have received a Letter of Credit Application in accordance with the requirements hereof.

(d) In the case of a Credit Extension to be denominated in an Alternative Currency, there shall not have occurred any change in national or international financial, political or economic conditions or exchange controls which in the reasonable opinion of the Administrative Agent or the applicable L/C Issuer would make it impracticable for such Credit Extension to be denominated in the relevant Alternative Currency.

(e) Since the date of the most recent financial statements provided pursuant to Section 6.01, there shall have been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to cause (i) a material impairment of the rights and remedies of the Administrative Agent or any Participating Bank under any of the Facility Documents (unless such impairment is a result of the Administrative Agent’s or any Participating Bank’s affirmative actions or omissions); or (ii) a material adverse effect upon the legality, validity, binding effect or enforceability against any Credit Party of any Facility Document to which it is a party.

Each Letter of Credit Application submitted by the Credit Parties shall be deemed to be a representation and warranty by the Credit Parties that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

Each Credit Party represents and warrants to the Administrative Agent and the Participating Banks that:

5.01 Existence, Qualification and Power. Each Credit Party and its Material Subsidiaries (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Facility Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

5.02 Authorization; No Contravention. The execution, delivery and performance by each Credit Party of each Facility Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any material Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Material Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Applicable Law, except in the case of clauses (b)(ii) and (c), could not reasonably be expected to result in a Material Adverse Effect.

5.03 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Credit Party of this Agreement or any other Facility Document.

5.04 Binding Effect. This Agreement has been, and each other Facility Document, when delivered hereunder, will have been, duly executed and delivered by each Credit Party that is party thereto. This Agreement constitutes, and each other Facility Document when so delivered will constitute, a legal, valid and binding obligation of such Credit Party, enforceable against each Credit Party that is party thereto in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, receivership, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

5.05 Financial Statements.

(a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of the Company and its Consolidated Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Company and its Consolidated Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b) The unaudited consolidated balance sheets of the Company and its Consolidated Subsidiaries dated as of September 30, 2023 and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the financial condition of the Company and its Consolidated Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

5.06 Litigation. Except as disclosed in the Company’s Annual Report on Form 10-K for the period ending December 31, 2022 and the Company’s Quarterly Report on Form 10-Q for the period ending September 30, 2023, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Company, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against any Credit Party or any of their Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Facility Document, or any of the transactions contemplated hereby, or (b) either individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.

5.07 No Event of Default. No Event of Default has occurred and is continuing.

5.08 Ownership of Property. Each of the Company and each Subsidiary has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.09 Taxes. The Company, each Credit Party, and each Material Subsidiary have filed all federal, state and other tax returns and reports required to be filed, and have paid all federal, state and other taxes, assessments, fees and other governmental charges, levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP, except for failures in respect of any of the foregoing which, singly or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect.

5.10 ERISA Compliance.

(a) Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect, (i) each Plan is in compliance with the applicable provisions of ERISA, the Code and other Federal or state Law and (ii) each Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the IRS to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the IRS to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the IRS, and, to the knowledge of the Company, nothing has occurred which would prevent, or cause the loss of, such tax-qualified status.

(b) There are no pending or, to the knowledge of a Responsible Officer of the Company, threatened in writing, claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that would reasonably be expected to have a Material Adverse Effect. To the knowledge of a Responsible Officer of the Company, there has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or would reasonably be expected to result in a Material Adverse Effect.

(a) No ERISA Event has occurred and neither the Company nor any ERISA Affiliate is aware of any fact, event or circumstance that, either individually or in the aggregate, would reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan that, either individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

(c) The present value of all accrued benefits under each Pension Plan (based on those assumptions used to fund such Pension Plan) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Pension Plan allocable to such accrued benefits by a material amount. As of the most recent valuation date for each Multiemployer Plan, the potential liability of the Company or any ERISA Affiliate for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 or Section 4205 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, would not reasonably be expected to have a Material Adverse Effect.

5.11 Margin Regulations; Investment Company Act.

(a) No Credit Party is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock except in compliance with the provisions of the regulations of the FRB. If requested by the Administrative Agent or any Participating Bank, each Credit Party will furnish to the Administrative Agent and such Participating Bank a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, as referred to in Regulation U.

(b) None of the Company, any Person Controlling the Company, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.12 Disclosure.

(a) The Company has disclosed to the Administrative Agent and the Participating Banks all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it as of the Closing Date, that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect. The written reports, financial statements, certificates (including any Beneficial Ownership Certification), other written information or other information transmitted orally during a formal presentation furnished by or on behalf of any Credit Party to the Administrative Agent or any

Participating Bank in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Facility Document (in each case, as modified or supplemented by other information so furnished) taken as a whole do not contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Company represents only that such information was prepared in good faith based upon assumptions believed by it to be reasonable at the time made (it being understood that such projected information may vary from actual results and that such variances may be material).

5.13 Compliance with Laws. Each Credit Party and each Material Subsidiary thereof is in compliance in all material respects with the requirements of all Applicable Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

5.14 Anti-Corruption Laws and Sanctions. The Company has implemented and maintains in effect policies and procedures designed to ensure continued compliance with Anti-Corruption Laws and applicable Sanctions, and the Company, its Subsidiaries and their respective officers and employees and to the knowledge of the Company, its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of the Company, any Subsidiary or, to the knowledge of the Company, any of their respective directors, officers or employees, or any agent of the Company or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.

5.15 Plan Assets; Prohibited Transactions. The Company is not an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. § 2510.3-101, as modified by Section 3(42) of ERISA, of an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or any plan (within the meaning of Section 4975 of the Code) which is subject to Section 4975 of the Code, and neither the execution of this Agreement nor the making of Credit Extensions hereunder gives rise to a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code. The Company is not subject to any law, rule or regulation which is substantially similar to the prohibited transaction provisions of Section 406 of ERISA or Section 4975 of the Code.

5.16 Pari Passu Status. The Obligations of such Credit Party to the Participant Banks under the Facility Documents will at all times rank at least pari passu in priority of payment with all of such Credit Party’s other unsecured Indebtedness.

ARTICLE VI.

AFFIRMATIVE COVENANTS

So long as any Participating Bank shall have any Commitment hereunder or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Company shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, and 6.03) cause each applicable Subsidiary to:

6.01 Financial Statements. Deliver to the Administrative Agent and each Participating Bank (directly or by providing sufficient copies of such information to the Administrative Agent), in form and detail satisfactory to the Administrative Agent and the Required Participating Banks:

(a) as soon as available, but in any event within 75 days after the end of each fiscal year of the Company (commencing with the fiscal year ended December 31, 2023), a consolidated balance sheet of the Company as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Participating Banks, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit; and

(b) as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Company (commencing with the fiscal quarter ended March 31, 2024), a consolidated balance sheet of the Company as of the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Company’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, such consolidated statements to be certified by the chief executive officer, chief financial officer, treasurer or controller of the Company as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Company in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

6.02 Certificates; Other Information. Deliver to the Administrative Agent and each Participating Bank (directly or by providing sufficient copies of such information to the Administrative Agent), in form and detail satisfactory to the Administrative Agent and the Required Participating Banks:

(a) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b) (commencing with the delivery of the financial statements for the fiscal quarter ended December 31, 2023), a duly completed Compliance Certificate signed by the president, chief financial officer, controller or treasurer of the Company (which delivery may, unless the Administrative Agent, or a Participating Bank requests executed originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes);

(b) promptly, and in any event within five Business Days after receipt thereof by any Credit Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation by such agency regarding financial or other operational results of any Credit Party or any Subsidiary thereof;

(c) as soon as available and in any event no later than the later of (i) 60 days after the close of each of the applicable accounting periods for which each Insurance Company that is a Material Subsidiary or a Credit Party is required to prepare and file Statutory Statements (other than the period ending on the last day of a fiscal year), commencing with the first period ending on or after March 31, 2024 and (ii) the time such Statutory Statements of such Insurance Companies that are Material Subsidiaries or Credit Parties are filed with the appropriate regulatory authorities, unaudited summary Statutory Statements (prepared in accordance with SAP), of any Insurance Company that is a Material Subsidiary or a Credit Party (comparable from fiscal period to fiscal period) for each such fiscal period, accompanied by a certificate of a Responsible Officer of such Credit Party or the Company, which certificate shall state that such financial statements present fairly in all material respects the financial condition of such Insurance Companies in accordance with SAP;

(d) as soon as available and in any event no later than the later of (i) 90 days after the end of each fiscal year of each Insurance Company that is a Material Subsidiary or a Credit Party commencing with the fiscal year ending December 31, 2023 and (ii) the time the same are filed with the appropriate regulatory authorities, the unaudited and audited annual Statutory Statement of each Insurance Company that is a Material Subsidiary or a Credit Party (prepared in accordance with SAP) for such year and as filed with the insurance department of the applicable jurisdiction, accompanied by (x) a certificate of a Responsible Officer of such Credit Party or the Company stating that said Statutory Statement presents fairly in all material respects the financial condition of such Insurance Company in accordance with SAP and (y) to the extent required by the appropriate regulatory authorities, a certificate of the valuation actuary of such Insurance Company, affirming the adequacy of reserves taken by such Insurance Company as at the end of such fiscal year;

(e) as soon as available and in any event no later than the later of 60 days after the close of each of the first three fiscal quarters of each fiscal year of each Credit Party (other than the Company) that is not an Insurance Company, commencing with the fiscal quarter ending on or after March 31, 2024, balance sheet and statement of income of each such Credit Party, prepared in accordance with GAAP or the applicable accounting standards of such Credit Party’s jurisdiction, accompanied by a certificate of a Responsible Officer of such Credit Party or the Company, which certificate shall state that such financial statements present fairly in all material respects the financial condition of such Credit Party;

(f) as soon as available and in any event no later than the later of 90 days after the end of each fiscal year of each Credit Party (other than the Company) that is not an Insurance Company, commencing with the fiscal year ending December 31, 2023, the balance sheet and statements of income and cash flow of such Credit Party, all in reasonable detail and prepared in accordance with GAAP or the applicable accounting standards of such Credit Party’s jurisdiction, and if available, such statements to be audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Participating Banks, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;

(g) on or promptly after any time at which the Company or any Subsidiary becomes subject to the Beneficial Ownership Regulation, a completed Beneficial Ownership Certification in form and substance satisfactory to the Administrative Agent or any Participating Bank that so reasonably requests; and

(h) promptly, such additional information regarding the business, financial or corporate affairs of any Credit Party or any Subsidiary, or compliance with the terms of the Facility Documents (including information required by the Beneficial Ownership Regulations, but excluding any information to the extent prohibited by applicable law, regulatory policy, regulatory restriction or confidentiality agreement or to the extent covered by attorney-client or other legal privilege (as determined in the reasonable good faith judgment of the Company)), as the Administrative Agent or any Participating Bank may from time to time reasonably request.

Documents and notices required to be delivered pursuant to Sections 6.01, 6.02 and 6.03(c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Company posts such documents, or provides a link thereto on the Company’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Company’s behalf on an Internet or intranet website, if any, to which each Participating Bank and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that, in the case of clauses (a) and (c) through (h) of Section 6.02, the Company shall notify the Administrative Agent (by facsimile or electronic mail) of the posting of any such documents and, if requested by the Administrative Agent, provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Company with any such request by a Participating Bank for delivery, and each Participating Bank shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Each Credit Party hereby acknowledges that (a) the Administrative Agent may, but shall not be obligated to, make available to the Participating Banks and the L/C Issuers materials and/or information provided by or on behalf of such Credit Party hereunder (collectively, “Credit Party Materials”) by posting the Credit Party Materials on IntraLinks, Syndtrak, ClearPar, or a substantially similar electronic transmission system (the “Platform”) and (b) certain of the Participating Banks (each, a “Public Participating Bank”) may have personnel who do not wish to receive material non-public information with respect to any of the Credit Parties or their respective Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Each Credit Party hereby agrees that so long as such Credit Party is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities (w) all Credit Party Materials that are to be made available to Public Participating Banks shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Credit Party Materials “PUBLIC,” the Credit Parties shall be deemed to have authorized the Administrative Agent, the L/C Issuers and the Participating Banks to treat such Credit Party Materials as not containing any material non-public information with respect to the Credit Parties or their respective securities for purposes of United States Federal and state securities Laws (provided, however, that to the extent such Credit Party Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Credit Party Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent shall be entitled to treat any Credit Party Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” Notwithstanding the foregoing, no Credit Party shall be under any obligation to mark any Credit Party Materials “PUBLIC.”

6.03 Notices. Promptly notify the Administrative Agent and each Participating Bank:

(a) of the occurrence of any Default;

(b) of the occurrence of any material ERISA Event;

(c) of any material change in accounting policies or financial reporting practices by the Company or any Subsidiary; and

(d) any Change of Control being deemed to have occurred.

Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Company setting forth details of the occurrence referred to therein and stating what action the Company has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Facility Document that have been breached.

6.04 Payment of Taxes. In the case of the Credit Parties and the Material Subsidiaries, pay and discharge as the same shall become due and payable, all material Tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Company or such Material Subsidiary.

6.05 Preservation of Existence, Etc. In the case of the Credit Parties and the Material Subsidiaries, (a) preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.03 or 7.04; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which would reasonably be expected to have a Material Adverse Effect.

6.06 Maintenance of Properties. In the case of the Credit Parties and the Material Subsidiaries, (a) maintain, preserve and protect all of its material properties and tangible property necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; and (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

6.07 Maintenance of Insurance. In the case of the Credit Parties and the Material Subsidiaries, (a) maintain insurance with responsible insurance companies against at least such risks and in at least such amounts as is customarily maintained by similar businesses, or as may be required by Law.

6.08 Compliance with Laws. In the case of the Credit Parties and the Material Subsidiaries, comply in all material respects with the requirements of all Applicable Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect. The Company will maintain in effect and enforce policies and procedures designed to ensure compliance by the Company, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

6.09 Books and Records. In the case of the Credit Parties and the Material Subsidiaries, (a) maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Company or such Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Company or such Subsidiary, as the case may be.

6.10 Inspection Rights. In the case of the Credit Parties and the Material Subsidiaries, subject to compliance with applicable data protection and privacy Laws applicable to any Credit Party, permit representatives and independent contractors of the Administrative Agent and each Participating Bank (with each Participating Bank responsible for its own out-of-pocket expenses) to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, at such reasonable times during normal business hours, upon reasonable advance notice to the Company; provided, however, that (a) unless an Event of Default exists, such visits and inspections shall occur no more frequently than one time in any calendar year and (b) when an Event of Default exists the Administrative Agent or any Participating Bank (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Company at any time during normal business hours and without advance notice. The Administrative Agent and the Participating Banks shall give the Company the opportunity to participate in any discussions with the Company’s accountants.

6.11 Use of Proceeds. Use the proceeds of the Credit Extensions only to support obligations of a Credit Party under any reinsurance or insurance transaction, any other transaction with similar economic characteristics or any transaction related to the foregoing (whether entered into with insurance companies, reinsurance companies, Pension Plans, banks and non-bank financial institutions and their respective Affiliates and special purpose vehicles sponsored by any of the foregoing Persons or otherwise). For the avoidance of doubt no Letter of Credit issued hereunder will be used for capital, working capital or as a financial guaranty that is not linked to the transaction referred to above.

ARTICLE VII.

NEGATIVE COVENANTS

So long as any Participating Bank shall have any Commitment hereunder or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Company shall not, nor shall it permit any Subsidiary to, directly or indirectly:

7.01 Liens. In the case of the Credit Parties and their Material Subsidiaries (other than Insurance Companies), create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than Permitted Liens.

7.02 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness under the Facility Documents, including the Company Guaranty; and

(b) other Indebtedness of the Company or any Subsidiary (provided that both prior to, and after giving effect to, the incurrence of such Indebtedness, no Default would exist or result therefrom).

7.03 Merger or Consolidation. In the case of the Company and the Material Subsidiaries, merge, dissolve, liquidate or consolidate with or into any Person, except that, if after giving effect thereto no Event of Default would exist, this Section 7.03 shall not apply to (a) any merger or consolidation of the Company with any one or more Persons, provided that the Company shall be the continuing Person, (b) any merger or consolidation of a Subsidiary of the Company with one or more Persons (other than the Company or any other Subsidiary), provided that, if the Subsidiary is a Credit Party, such Credit Party shall be the continuing Person, (c) any merger or consolidation of any Subsidiary with the Company or any one or more other Subsidiaries, (d) any sale or other transfer of the capital stock or Equity Interest of any Subsidiary to the Company or to any Subsidiary and (e) the sale, transfer, merger, consolidation, liquidation, winding-up or dissolution of any Subsidiary that is not a Material Subsidiary or a Credit Party.

7.04 Dispositions. Sell, lease, license, transfer or otherwise dispose of, in a single transaction or a series of transactions, all or substantially all of the assets of the Company or any other Credit Party, provided that this Section 7.04 shall not apply to (a) the sale or transfer of assets pursuant to the securitization (or other similar transactions entered into in the ordinary course of business) of such assets pursuant to an Alternative Reserve Agreement or (b) any sale or other transfer of the capital stock or Equity Interest of any Subsidiary to the Company or any Subsidiary.

7.05 Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Company, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Company or such Subsidiary as would be obtainable by the Company or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, provided that the foregoing restriction shall not apply to (a) transactions between or among the Company and any of its Subsidiaries or between and among any Subsidiaries and (b) any such other transactions, payments or transfers with or to Affiliates as would not reasonably be expected to have a Material Adverse Effect.

7.06 Financial Covenants.

(a) Consolidated Net Worth. Permit its Consolidated Net Worth, calculated as of the last day of each fiscal quarter, to be less than $5,818,614,107.

(b) Ratio of Consolidated Indebtedness to Total Capitalization. Permit Consolidated Indebtedness, calculated as of the last day of each fiscal quarter, to exceed 35% of the sum of (i) Consolidated Indebtedness plus (ii) Adjusted Consolidated Net Worth.

7.07 Line of Business. Engage in any material line of business other than in substantially the same fields as the businesses conducted by the Credit Parties and their Subsidiaries on the Closing Date or any business reasonably related or incidental thereto or representing a reasonable expansion thereof.

7.08 Use of Proceeds. Not request any Credit Extension, and not use (or permit its Subsidiaries and its or their respective directors, officers, employees and agents to use), the proceeds of any Letter of Credit (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (c) in any manner that would result in the violation of any Sanctions applicable to the Administrative Agent or any Participating Bank, or, that to the best knowledge of the Company, would result in the violation of any Sanctions or Anti-Corruption Laws applicable to the Company or any of its Subsidiaries.

ARTICLE VIII.

EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default. Any of the following shall constitute an event of default (each, an “Event of Default”):

(a) Non-Payment. (i) Any L/C Obligation is not paid when and as required to be paid herein, and in the currency required hereunder, or (ii) any interest on any L/C Obligation, any fee due hereunder, or any other amount payable hereunder or under any other Facility Document is not paid within five days after the same becomes due; or

(b) Specific Covenants. The Company (i) fails to perform or observe any term, covenant or agreement contained in any of Sections 6.03(a) (Notice of Event of Default), 6.05 (Preservation of Existence) (with respect to the Company only), 6.11 (Use of Proceeds) or Article VII (Negative Covenants); or (ii) fails to perform or observe any term, covenant or agreement contained in any of Sections 6.01 (Financial Statements), or 6.02(a) (Compliance Certificate) and such failure continues for five Business Days after the earlier of (A) a Responsible Officer of the Company having knowledge of, or should reasonably have obtained knowledge of, such failure or (B) the Administrative Agent or a Participating Bank giving the Company notice of such failure; or

(c) Other Defaults. Any Credit Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Facility Document on its part to be performed or observed and such failure continues for 30 days after the earlier of (i) a Responsible Officer of such Credit Party having knowledge of such failure or (ii) the Administrative Agent or a Participating Bank giving the Company notice of such failure; or

(d) Representations and Warranties. Any representation, warranty or certification made or deemed made by or on behalf of the Company or any other Credit Party herein, in any other Facility Document shall be incorrect or misleading in any material respect when made or deemed made; or

(e) Cross-Acceleration.

(i) The Company or any Subsidiary (other than a Non-Recourse Subsidiary):

(A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Specified Indebtedness; or

(B) fails to observe or perform any other agreement or condition relating to any such Specified Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, and, in either event, the effect of which default or other event is to cause: (i) such Specified Indebtedness which does not constitute a Guarantee to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), prior to its stated maturity, or (ii) such Specified Indebtedness which constitutes a Guarantee to become payable or cash collateral in respect thereof to be demanded, and in any such case, such failure shall continue after the end of any applicable grace period for such payment; or

(ii) There occurs under any particular Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from:

(A) any event of default under such Swap Contract as to which the Company or any Subsidiary (other than a Non-Recourse Subsidiary) is the Defaulting Party (as defined in such Swap Contract); or

(B) any Termination Event (as defined under such Swap Contract) as to which the Company or any Subsidiary (other than a Non-Recourse Subsidiary) is an Affected Party (as defined in such Swap Contract) and, in either event, the Swap Termination Value owed by the Company or such Subsidiary as a result thereof is greater than the Requisite Amount, and in any such case such failure shall continue after the end of any applicable grace period for such payment; or

(f) Insolvency Proceedings, Etc.

(i) The Company, any other Credit Party or any Material Subsidiary (other than any Non-Recourse Subsidiary) institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(ii) Any Applicable Insurance Regulatory Authority shall commence a case or other proceeding against the Company, any other Credit Party or any Material Subsidiary (other than a Non-Recourse Subsidiary) seeking the appointment of a trustee, receiver, custodian, administrator, liquidator or the like of such Credit Party or any such Subsidiary, or of all or substantially all of the assets, domestic or foreign, of such Credit Party or any such Subsidiary, or an order granting the relief requested in such case or proceeding against such Credit Party or any Material Subsidiary (other than a Non-Recourse Subsidiary) shall be entered; or

(g) Inability to Pay Debts; Attachment. (i) The Company, any other Credit Party or any Material Subsidiary (other than any Non-Recourse Subsidiary) becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(h) Judgments. There is entered against the Company, any other Credit Party or any Material Subsidiary (other than any Non-Recourse Subsidiary), (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding the Requisite Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or would reasonably be expected to result in liability of the Company under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Requisite Amount, or (ii) the Company or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Requisite Amount; or

(j) Invalidity of Facility Documents. Any material provision of any Facility Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Credit Party or any other Person contests in any manner the validity or enforceability of any Facility Document; or any Credit Party denies that it has any or further liability or obligation under any material provision of any Facility Document, or purports to revoke, terminate or rescind any material provision of any Facility Document; or

(k) Company Guaranty. If the Company Guaranty ceases to be in full force and effect, enforceable in accordance with its terms for any reason or the Company shall deny or disaffirm its liability under or with respect to the Company Guaranty.

8.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Participating Banks, take any or all of the following actions:

(a) declare the Commitment of each Participating Bank to participate in, and any obligation of the L/C Issuers to make, Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Obligations, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Facility Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Credit Parties;

(c) require that the Company Cash Collateralize the L/C Obligations (in an amount equal to the Minimum Collateral Amount with respect thereto); and

(d) exercise on behalf of itself, the Participating Banks and the L/C Issuers all rights and remedies available to it, the Participating Banks and the L/C Issuers under the Facility Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to any Credit Party under the Bankruptcy Code of the United States or under any other Debtor Relief Law, the obligation of each Participating Bank to participate in, and any obligation of the L/C Issuers to make, Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Obligations and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Company to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Participating Bank.

8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received from or with respect to a Credit Party on account of the Obligations owed by such Credit Party shall, subject to the provisions of Sections 2.12 and 2.13, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations owed by such Credit Party constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations owed by such Credit Party constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Participating Banks and the L/C Issuers (including fees, charges and disbursements of outside counsel to the respective Participating Banks and the L/C Issuers and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations owed by such Credit Party constituting accrued and unpaid Letter of Credit Fees and interest on the L/C Borrowings and other Obligations, ratably among the Participating Banks and the L/C Issuers in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations owed by such Credit Party constituting unpaid principal of the L/C Borrowings, ratably among the Participating Banks and the L/C Issuers in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the L/C Issuers, to Cash Collateralize that portion of L/C Obligations comprised of the undrawn amount of Letters of Credit issued for the account of such Credit Party; and

Last, the balance, if any, after all of the Obligations owed by such Credit Party have been indefeasibly paid in full, to such Credit Party or as otherwise required by Law.

Subject to Sections 2.01(c) and 2.12, amounts used to Cash Collateralize the undrawn amount of Letters of Credit issued for the account of a Credit Party pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit issued for the account of such Credit Party have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations of such Credit Party, if any, in the order set forth above.

ARTICLE IX.

ADMINISTRATIVE AGENT

9.01 Appointment and Authority. Each of the Participating Banks and the L/C Issuers hereby irrevocably appoints CACIB to act on its behalf as the Administrative Agent hereunder and under the other Facility Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article IX are solely for the benefit of the Administrative Agent, the Participating Banks and the L/C Issuers, and no Credit Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Facility Document (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

9.02 Rights as a Participating Bank. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Participating Bank as any other Participating Bank and may exercise the same as though it were not the Administrative Agent and the term “Participating Bank” or “Participating Banks” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust, financial, advisory, underwriting or other business with any Credit Party or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Participating Banks or to provide notice or consent of the Participating Banks with respect thereto.

9.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Facility Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent and each of their Related Parties:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Facility Documents that the Administrative Agent is required to exercise as directed in writing by the Required Participating Banks (or such other number or percentage of the Participating Banks as shall be expressly provided for herein or in the other Facility Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Facility Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Participating Bank in violation of any Debtor Relief Law;

(c) shall not have any duty or responsibility to disclose, and shall not be liable for the failure to disclose, to any Participating Bank or any L/C Issuer, any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Credit Parties or any of their Affiliates, that is communicated to, obtained or in the possession of, the Administrative Agent or any of its Related Parties in any capacity, except for notices, reports and other documents expressly required to be furnished to the Participating Banks by the Administrative Agent herein;

(d) shall not be liable for any action taken or not taken by the Administrative Agent under or in connection with this Agreement or any other Facility Document or the transactions contemplated hereby or thereby (i) with the consent or at the request of the Required Participating Banks (or such other number or percentage of the Participating Banks as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by the Company, a Participating Bank or an L/C Issuer; and

(e) shall not be responsible for or have any duty or obligation to any Participating Bank or participant or any other Person to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Facility Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Facility Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

(f) The Administrative Agent shall not be deemed to have knowledge that a Change of Control shall be deemed to have occurred unless the Administrative Agent has received notice from a Participating Bank or a Credit Party specifying such Change of Control. In the event that the Administrative Agent receives such a notice of the occurrence of a Change of Control, the Administrative Agent shall give prompt notice thereof to the Participating Banks. No later than the fifteenth day after such notice is given to the Participating Banks, the Required Participating Banks may require, in a Repayment Notice, that all Commitments be terminated, and, on the earlier to occur of (x) the fifteenth day after notice is given to the Participating Banks by the Administrative Agent and (y) the date on which the Administrative Agent shall have received Repayment Notices from Participating Banks constituting the Required Participating Banks, the Administrative Agent shall take the actions referred to in Section 2.02(b) as so requested.

(g) The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Administrative Agent shall not be obligated to ascertain, monitor or inquire as to whether any Participating Bank or Participant or prospective Participating Bank or Participant is a Disqualified Institution.

9.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Participating Bank or an L/C Issuer, the

Administrative Agent may presume that such condition is satisfactory to such Participating Bank or such L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Participating Bank or such L/C Issuer prior to the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Facility Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article IX shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

9.06 Resignation of Administrative Agent.

(a) The Administrative Agent may at any time give notice of its resignation to the Participating Banks, the L/C Issuers and the Company. Upon receipt of any such notice of resignation, the Required Participating Banks shall have the right, in consultation with the Company and subject to its consent as set forth below, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Participating Banks and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Participating Banks) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Participating Banks and the L/C Issuers, appoint a successor Administrative Agent meeting the qualifications set forth above, provided that in no event shall any such successor Administrative Agent be a Defaulting Participating Bank. The consent of the Company (such consent not to be unreasonably withheld or delayed) shall be required for the appointment of a successor Administrative Agent unless (1) an Event of Default has occurred and is continuing at the time of such appointment or (2) such successor Administrative Agent is a Participating Bank, an Affiliate of a Participating Bank or an Approved Fund; provided that the Company shall be deemed to have consented to any such appointment unless it shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received notice thereof. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) If the Person serving as Administrative Agent is a Defaulting Participating Bank pursuant to clause (d) of the definition thereof, the Required Participating Banks may, to the extent permitted by Applicable Law, by notice in writing to the Company and such Person remove such Person as Administrative Agent and, in consultation with the Company and subject to its consent in accordance with the preceding paragraph, appoint a successor. If no such successor shall have been so appointed by the Required Participating Banks and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Participating Banks) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Facility Documents and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Participating Bank and each L/C Issuer directly, until such time, if any, as the Required Participating Banks appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 3.01(g) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Facility Documents (if not already discharged therefrom as provided above in this Section 9.06). The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Facility Documents, the provisions of this Article IX and Section 10.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (i) while the retiring or removed Administrative Agent was acting as Administrative Agent and (ii) after such resignation or removal for as long as any of them continues to act in any capacity hereunder or under the other Facility Documents, including in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.

(d) Any resignation by CACIB as Administrative Agent pursuant to this Section 9.06 shall also constitute its resignation as an L/C Issuer. If CACIB resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of an L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto, including the right to require the Participating Banks to fund risk participations in Unreimbursed Amounts pursuant to Section 2.01(c). Upon the appointment by the Company of a successor L/C Issuer hereunder (which successor shall in all cases be a Participating Bank other than a Defaulting Participating Bank), (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, (b) the retiring L/C Issuer shall be discharged from all of their respective duties and obligations hereunder or under the other Facility Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to CACIB to effectively assume the obligations of CACIB with respect to such Letters of Credit.

9.07 Non-Reliance on the Administrative Agent and the Other Participating Banks. Each Participating Bank and each L/C Issuer expressly acknowledges that the Administrative Agent has not made any representation or warranty to it, and that no act by the Administrative Agent hereafter taken, including any consent to, and acceptance of any assignment or review of the affairs of any Credit Party of any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Participating Bank or each L/C Issuer as to any matter, including whether the Administrative Agent has disclosed material information in their (or their Related Parties’) possession. Each Participating Bank and each L/C Issuer represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent, any other Participating Bank or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Credit Parties and their Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Credit Parties hereunder. Each Participating Bank and each L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent, any other Participating Bank or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Facility Document or any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Credit Parties. Each Participating Bank and each L/C Issuer represents and warrants that (i) the Facility Documents set forth the terms of a commercial lending facility and (ii) it is engaged in providing letters of credit and related facilities in the ordinary course and is entering into this Agreement as a Participating Bank or L/C Issuer for the purpose of providing the facilities set forth herein as may be applicable to such Participating Bank or L/C Issuer, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Participating Bank and each L/C Issuer agrees not to assert a claim in contravention of the foregoing. Each Participating Bank and each L/C Issuer represents and warrants that it is sophisticated with respect to decisions to provide the facilities set forth herein, as may be applicable to such Participating Bank or such L/C Issuer, and either it, or the Person exercising discretion in making its decision to provide such facilities, is experienced in providing such facilities.

9.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the parties listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Facility Documents, except in its capacity, as applicable, as the Administrative Agent, a Participating Bank or an L/C Issuer hereunder.

9.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Credit Parties) shall be entitled and empowered (but not obligated), by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the L/C Obligations and all other Obligations that are owing and unpaid by such Credit Party and to file such other documents as may be necessary or advisable in order to have the claims of the Participating Banks, the L/C Issuers and the Administrative Agent against such Credit Party (including, to the extent payable by such Credit Party, any claim for the reasonable compensation, expenses, disbursements and advances of the Participating Banks, the L/C Issuers and the Administrative Agent and their respective agents and counsel and all other amounts due the Participating Banks, the L/C Issuers and the Administrative Agent under Sections 2.01(i) and (j), 2.05 and 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Participating Bank and each L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Participating Banks and the L/C Issuers, to pay to the Administrative Agent any such amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.05 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Participating Bank or an L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Participating Bank or an L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Participating Bank or an L/C Issuer in any such proceeding.

9.10 Guaranty Matters. The Participating Banks and the L/C Issuers irrevocably authorize the Administrative Agent, at its option and in its discretion, to release any Credit Party from its obligations hereunder if such Person’s status as a Credit Party is terminated in accordance with Section 2.14(e).

Upon request by the Administrative Agent at any time, the Required Participating Banks will confirm in writing the Administrative Agent’s authority to release any Credit Party from its obligations hereunder pursuant to this Section 9.10.

9.11 Certain ERISA Matters.

(a) Each Participating Bank (x) represents and warrants, as of the date such Person became a Participating Bank party hereto, and (y) covenants, from the date such Person became a Participating Bank party hereto to the date such Person ceases being a Participating Bank party hereto, for the benefit of, the Administrative Agent and its Related Parties and not, for the avoidance of doubt, to or for the benefit of the Company or any other Credit Party, that at least one of the following is and will be true:

(i) such Participating Bank is not using “plan assets” within the meaning of 29 C.F.R. § 2510.3-101, as modified by Section 3(42) of ERISA, of an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or one or more Benefit Plans with respect to such Participating Bank’s entrance into, participation in, administration of and performance the Letters of Credit, the Commitments or this Agreement,

(ii) the transaction exemption set forth in one or more prohibited transaction exemptions issued by the Department of Labor (each, a “PTE”), such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Participating Bank’s entrance into, participation in, administration of and performance of the Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Participating Bank is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Participating Bank to enter into, participate in, administer and perform the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Participating Bank, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Participating Bank’s entrance into, participation in, administration of and performance of the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Participating Bank.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Participating Bank or (2) a Participating Bank has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Participating Bank further (x) represents and warrants, as of the date such Person became a Participating Bank party hereto, to, and (y) covenants, from the date such Person became a Participating Bank party hereto to the date such Person ceases being a Participating Bank party hereto, for the benefit of, the Administrative Agent and its Related Parties and not, for the avoidance of doubt, to or for the benefit of the Company or any other Credit Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Participating Bank involved in such Participating Bank’s entrance into, participation in, administration of and performance of the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent and its Related Parties under this Agreement, any Facility Document or any documents related hereto or thereto).

9.12 Recovery of Erroneous Payments. Without limitation of any other provision in this Agreement, if at any time the Administrative Agent makes a payment hereunder in error to any Participating Bank Recipient Party, whether or not in respect of an Obligation due and owing by the Credit Parties at such time, where such payment is a Rescindable Amount, then in any such event, each Participating Bank Recipient Party receiving a Rescindable Amount severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount received by such Participating Bank Recipient Party in Same Day Funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Each Participating Bank Recipient Party irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount. The Administrative Agent shall inform each Participating Bank Recipient Party promptly upon determining that any payment made to such Participating Bank Recipient Party comprised, in whole or in part, a Rescindable Amount.

ARTICLE X.

MISCELLANEOUS

10.01 Amendments, Etc. Subject to Sections 2.15, 7.06(a) and the last paragraph of this Section 10.01, no amendment or waiver of any provision of this Agreement or any other Facility Document, and no consent to any departure by the Company or any other Credit Party therefrom, shall be effective unless in writing signed by the Required Participating Banks and the Company or the applicable Credit Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) waive any condition set forth in Section 4.01(a) without the written consent of each Participating Bank;

(b) extend or increase the Commitment of any Participating Bank (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Participating Bank (it being understood and agreed that a waiver of any condition precedent set forth in Section 4.02 or of any Default shall not be deemed to be an extension or increase in the Commitment of any Participating Bank);

(c) postpone any date fixed by this Agreement or any other Facility Document for any payment (but excluding any mandatory prepayments, except those required under Section 2.02(b)(i)) of principal, interest, fees or other amounts due to the Participating Banks (or any of them) hereunder or under any other Facility Document without the written consent of each Participating Bank directly affected thereby;

(d) reduce the principal of, or the rate of interest specified herein on, any L/C Borrowing, or (subject to clause (iv)) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Facility Document without the written consent of each Participating Bank directly affected thereby; provided, however, that only the consent of the Required Participating Banks shall be necessary to amend the definition of “Default Rate” or to waive any obligation of any Credit Party to pay interest or Letter of Credit Fees at the Default Rate;

(e) change Section 2.09 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Participating Bank;

(f) change any provision of this Section or the definition of “Required Participating Banks” or any other provision hereof specifying the number or percentage of Participating Banks required to amend, waive or otherwise modify any rights hereunder or under any Facility Document or make any determination or grant any consent hereunder or under any Facility Document, without the written consent of each Participating Bank;

(g) release any Credit Party from its obligations hereunder without the written consent of each Participating Bank, except to the extent the release of such Credit Party is permitted pursuant to Section 9.10 (in which case such release may be made by the Administrative Agent acting alone);

(h) release the Company (from its obligations as a Credit Party or as a Guarantor hereunder), except in connection with a merger or consolidation permitted under Section 7.03 or a disposition permitted under Section 7.04, in each case, without the written consent of each Participating Bank; or

(i) amend Section 1.08 or the definition of “Alternative Currency” without the written consent of each Participating Bank directly affected thereby;

and, provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the applicable L/C Issuers in addition to the Participating Banks required above, affect the rights or duties of such L/C Issuers under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it, and (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Participating Banks required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Facility Document. Notwithstanding anything to the contrary herein, no Defaulting Participating Bank shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Participating Banks or each affected Participating Bank may be effected with the consent of the applicable Participating Banks other than Defaulting Participating Banks), except that any waiver, amendment, consent or modification requiring the consent of all Participating Banks or each affected Participating Bank that by its terms affects any Defaulting Participating Bank disproportionately adversely relative to other affected Participating Banks shall require the consent of such Defaulting Participating Bank.

Notwithstanding any provision herein to the contrary, this Agreement may be amended with the written consent of the Administrative Agent, the L/C Issuers, the Company and the Participating Banks affected thereby to amend the definition of “Alternative Currency” or Section 1.08 solely to add additional currency options and the applicable interest rate with respect thereto, in each case solely to the extent permitted pursuant to Section 1.08.

Notwithstanding anything to the contrary herein, this Agreement may be amended and restated without the consent of any Participating Bank (but with the consent of the Credit Parties and the Administrative Agent) if, upon giving effect to such amendment and restatement, such Participating Bank shall no longer be a party to this Agreement (as so amended and restated), the Commitments of such Participating Bank shall have terminated, such Participating Bank shall have no other commitment or other obligation hereunder and shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement.

Notwithstanding any provision herein to the contrary, if the Administrative Agent and the Company acting together identify any ambiguity, omission, mistake, typographical error or other defect in any provision of this Agreement or any other Facility Document (including the schedules and exhibits thereto), then the Administrative Agent and the Company shall be permitted to amend, modify or supplement such provision to cure such ambiguity, omission, mistake, typographical error or other defect, and such amendment shall become effective without any further action or consent of any other party to this Agreement.

10.02 Notices; Effectiveness; Electronic Communication.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in clause (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or electronic mail as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Company or any other Credit Party, the Administrative Agent or any L/C Issuer, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii) if to any other Participating Bank, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Participating Bank on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Company).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in sub clause (b) below, shall be effective as provided in such clause (b).

(b) Electronic Communications. Notices and other communications to the Participating Banks and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including e-mail, FpML messaging, and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to service of process or to notices to any Participating Bank or any L/C Issuer pursuant to Article II if such Participating Bank or such L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article II by electronic communication. The Administrative Agent, any L/C Issuer or the Company may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE CREDIT PARTY MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE CREDIT PARTY MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE CREDIT PARTY MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Credit Parties, any Participating Bank, any L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Company’s, any Credit Party’s or the Administrative Agent’s transmission of Credit Party Materials or notices through the Platform, any other electronic platform or electronic messaging service, or through the Internet, except to the extent that such losses, claims, damages, liabilities, or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Credit Party, any Participating Bank, an L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of the Credit Parties, the Administrative Agent and any L/C Issuer may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Participating Bank may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Company, the Administrative Agent and each L/C Issuer. In addition, each Participating Bank agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Participating Bank. Furthermore, each Public Participating Bank agrees to cause at least one individual at or on behalf of such Public Participating Bank to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Participating Bank or its delegate, in accordance with such Public Participating Bank’s compliance procedures and Applicable Law, including United States Federal and state securities Laws, to make reference to Credit Party Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Company or its securities for purposes of United States Federal or state securities laws.

(e) Reliance by Administrative Agent, L/C Issuers and Participating Banks. The Administrative Agent, the L/C Issuers and the Participating Banks shall be entitled to rely and act upon any notices (including telephonic or electronic notices and Letter of Credit Applications) purportedly given by or on behalf of any Credit Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Company shall indemnify the Administrative Agent, each L/C Issuer, each Participating Bank and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of any Credit Party. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03 No Waiver; Cumulative Remedies; Enforcement. No failure by any Participating Bank, any L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Facility Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Facility Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Facility Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Facility Document, the authority to enforce rights and remedies hereunder and under the other Facility Documents against the Credit Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Participating Banks and the L/C Issuers; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Facility

Documents, (b) any L/C Issuer from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer) hereunder and under the other Facility Documents, (c) any Participating Bank from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.09), or (d) any Participating Bank from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Credit Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Facility Documents, then (i) the Required Participating Banks shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.09, any Participating Bank may, with the consent of the Required Participating Banks, enforce any rights and remedies available to it and as authorized by the Required Participating Banks.

10.04 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Company shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, which shall be limited to one primary counsel and one local counsel as reasonably necessary in any relevant jurisdiction material to the interests of the Participating Banks taken as a whole (and solely in the case of a conflict of interest, one additional counsel in each relevant jurisdiction to the affected Persons similarly situated)) in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Facility Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by the L/C Issuers in connection with the issuance, amendment, extension, reinstatement or renewal of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, any Participating Bank or any L/C Issuer (including the fees, charges and disbursements of any outside counsel for the Administrative Agent, any Participating Bank or any L/C Issuer, which shall be limited to one primary counsel and one local counsel as reasonably necessary in any relevant jurisdiction material to the interests of the Participating Banks taken as a whole (and solely in the case of a conflict of interest, one additional counsel in each relevant jurisdiction to the affected Persons similarly situated)), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Facility Documents, including its rights under this Section 10.04, or (B) in connection with the Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Letters of Credit.

(b) Indemnification by the Company. The Company shall indemnify the Administrative Agent (and any sub-agent thereof), each Participating Bank and each L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related reasonable out-of-pocket expenses (including the fees, charges and disbursements of any outside counsel for any Indemnitee), which shall be limited to one primary counsel and one local counsel as reasonably necessary in any relevant jurisdiction material to the interests of the Participating Banks taken as a whole (and solely in the case of a conflict of interest, one additional counsel in each relevant jurisdiction to the affected Persons similarly situated), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Company or any other Credit Party) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Facility Document or any agreement or instrument contemplated hereby or thereby (including, without limitation, the Indemnitee’s reliance on any Communication executed using an Electronic Signature, or in the form of an Electronic Record), the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub agent thereof) and its Related Parties only, the administration of this Agreement and the other Facility Documents, (ii) any Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of hazardous materials on or from any property owned or operated by any Credit Party or any of its Subsidiaries, or any environmental liability related in any way to any Credit Party or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Company or any other Credit Party, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, or willful misconduct of such Indemnitee, if the Company or such Credit Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction, (y) result from a claim brought by the Company or any other Credit Party against such Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Facility Document, if the Company or such Credit Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction, or (z) result from a claim not involving an act or omission of the Company or any other Credit Party and that is brought by an Indemnitee against another Indemnitee (other than against the Administrative Agent in its capacity as such). Without limiting the provisions of Section 3.01(c), this Section 10.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) Reimbursement by Participating Banks. To the extent that the Company for any reason fails to indefeasibly pay any amount required under clauses (a) or (b) of this Section 10.04 to be paid by it to the Administrative Agent (or any sub-agent thereof), any L/C Issuer or any Related Party of any of the foregoing, each Participating Bank severally agrees to pay to the Administrative Agent (or any such sub-agent), such L/C Issuer or such Related Party, as the case may be, such Participating Bank’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Participating Bank’s share of the Total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Participating Bank), such payment to be made severally among them based on such Participating Banks’ Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), such L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), such L/C Issuer in connection with such capacity. The obligations of the Participating Banks under this clause (c) are subject to the provisions of Section 2.08(c).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by Applicable Law, no party shall assert, and each party hereby waives, and acknowledges that no other Person shall have, any claim against any other party to this Agreement, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Facility Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Letter of Credit or the use of the proceeds thereof (other than, in the case of any Credit Party, in respect of any such damages incurred or paid by an Indemnitee to a third party, or which are included in a third party claim, and for any out-of-pocket expenses related thereto, in each case, for which such Indemnitee is entitled to indemnification from the Credit Parties hereunder). No Indemnitee referred to in clause (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Facility Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e) Payments. All amounts due under this Section 10.04 shall be payable not later than ten Business Days after demand therefor.

(f) Survival. The agreements in this Section 10.04 and the indemnity provisions of Section 10.02(e) shall survive the resignation of the Administrative Agent and the L/C Issuers, the replacement of any Participating Bank, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05 Payments Set Aside. To the extent that any payment by or on behalf of any Credit Party is made to the Administrative Agent, any L/C Issuer or any Participating Bank, or the Administrative Agent, any L/C Issuer or any Participating Bank exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such L/C Issuer or such Participating Bank in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Participating Bank and each L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment. The obligations of the Participating Banks and the L/C Issuers under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Company nor any other Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Participating Bank and no Participating Bank may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in clause (d) of this Section 10.06 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuers and the Participating Banks) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Participating Banks. Any Participating Bank may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement and the other Facility Documents (including all or a portion of its Commitment (including for purposes of this subsection (b), participations in L/C Obligations) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Participating Bank’s Commitment at the time owing to it or contemporaneous assignments to related Approved Funds (determined after giving effect to such Assignments) that equal at least the amount specified in clause (b)(i)(B) of this Section 10.06 in the aggregate or in the case of an assignment to a Participating Bank, an Affiliate of a Participating Bank or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in clause (b)(i)(A) of this Section 10.06, the aggregate amount of the Commitment determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Company otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Participating Bank’s rights and obligations under this Agreement and the other Facility Documents with respect to the Commitment assigned;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by clause (b)(i)(B) of this Section 10.06 and, in addition:

(A) the consent of the Company (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Participating Bank, an Affiliate of a Participating Bank or an Approved Fund; provided that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received notice thereof;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments to a Person that is not a Participating Bank, an Affiliate of such Participating Bank or an Approved Fund with respect to such Participating Bank; and

(C) the consent of the L/C Issuers (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding).

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Participating Bank, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made (A) to the Company or any of the Company’s Affiliates or Subsidiaries, (B) to any Defaulting Participating Bank or any of its Subsidiaries, or any Person who, upon becoming a Participating Bank hereunder, would constitute any of the foregoing Persons described in this clause (B), (C) to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of one or more natural Persons) or (D) any Person that is not an NAIC Approved Bank.

(vi) No Assignment Resulting in Additional Indemnified Taxes. No such assignment shall be made to any Person that, through its Lending Offices, is not capable of lending the applicable Alternative Currencies to the relevant Credit Parties without the imposition of any additional Indemnified Taxes.

(vii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Participating Bank hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions) to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Participating Bank to the Administrative Agent, any L/C Issuer or any Participating Bank hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all participations in Letters of Credit in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Participating Bank hereunder shall become effective under Applicable Law without compliance with the provisions of this clause (vi), then the assignee of such interest shall be deemed to be a Defaulting Participating Bank for all purposes of this Agreement until such compliance occurs.

(viii) Subject to acceptance and recording thereof by the Administrative Agent pursuant to clause (c) of this Section 10.06, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Participating Bank under this Agreement, and the assigning Participating Bank thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Participating Bank’s rights and obligations under this Agreement, such Participating Bank shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.02 and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Participating Bank will constitute a waiver or release of any claim of any party hereunder arising from that Participating Bank’s having been a Defaulting Participating Bank. Any assignment or transfer by a Participating Bank of rights or obligations under this Agreement that does not comply with this clause (b) shall be treated for purposes of this Agreement as a sale by such Participating Bank of a participation in such rights and obligations in accordance with clause (d) of this Section 10.06.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Credit Parties (and such agency being solely for Tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Participating Banks, and the Commitments of, and principal amounts (and stated interest) of the L/C Obligations owing to, each Participating Bank pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Credit Parties, the Administrative Agent and the Participating Banks shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Participating Bank hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Credit Parties and any Participating Bank, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Participating Bank may at any time, without the consent of, or notice to, any Credit Party or the Administrative Agent, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of one or more natural Persons, a Defaulting Participating Bank or the Company or any of the Company’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Participating Bank’s rights and/or obligations under this Agreement (including all or a portion of its Commitment (including such Participating Bank’s participations in L/C Obligations owing to it); provided that (i) such Participating Bank’s obligations under this Agreement shall remain unchanged, (ii) such Participating Bank shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Credit Parties, the Administrative Agent, the Participating Banks and the L/C Issuers shall continue to deal solely and directly with such Participating Bank in connection with such Participating Bank’s rights and obligations under this Agreement. For the avoidance of doubt, each Participating Bank shall be responsible for the indemnity under Section 10.04(c) without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Participating Bank sells such a participation shall provide that such Participating Bank shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Participating Bank will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. Subject to subsection (e) of this Section, each Credit Party agrees that each Participant shall be entitled to the benefits of Sections 3.01 and 3.02 to the same extent as if it were a Participating Bank and had acquired its interest by assignment pursuant to clause (b) of this Section 10.06 (it being understood that the documentation required under Section 3.01(e) shall be delivered to the Participating Bank who sells the participation) to the same extent as if it were a Participating Bank and had acquired its interest by assignment pursuant to clause (b) of this Section 10.06; provided that such Participant (A) agrees to be subject to the provisions of Sections 3.03 and 10.13 as if it were an assignee under clause (b) of this Section 10.06 and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.02, with respect to any participation, than the Participating Bank from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Participating Bank that sells a participation agrees, at the Company’s request and expense, to use reasonable efforts to cooperate with the Company to effectuate the provisions of Section 3.03 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Participating Bank; provided that such Participant agrees to be subject to Section 2.09 as though it were a Participating Bank. Each Participating Bank that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Company, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in obligations under the Facility

Documents (the “Participant Register”); provided that no Participating Bank shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Letters of Credit or its other obligations under any Facility Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Participating Bank shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.02 than the applicable Participating Bank would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent. A Participant that would be a Foreign Participating Bank if it were a Participating Bank shall not be entitled to the benefits of Section 3.01 unless the Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Credit Parties, to comply with Section 3.01(f) as though it were a Participating Bank.

(f) Certain Pledges. Any Participating Bank may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Participating Bank, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central bank; provided that no such pledge or assignment shall release such Participating Bank from any of its obligations hereunder or substitute any such pledgee or assignee for such Participating Bank as a party hereto.

(g) Resignation as L/C Issuer after Assignment. Notwithstanding anything to the contrary contained herein, if at any time any L/C Issuer assigns all of its Commitments pursuant to clause (b) above, such L/C Issuer may upon 30 days’ notice to the Administrative Agent, the Company and the Participating Banks, resign as an L/C Issuer. In the event of any such resignation as an L/C Issuer, the Company shall be entitled to appoint from among the Participating Banks a successor L/C Issuer hereunder; provided, however, that no failure by the Company to appoint any such successor shall affect the resignation of the applicable L/C Issuer as an L/C Issuer. If the applicable L/C Issuer resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of an L/C Issuer hereunder with respect to all Letters of Credit issued by it and outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Participating Banks fund risk participations in Unreimbursed Amounts pursuant to Section 2.01(c)). Upon the appointment of a successor L/C Issuer, (x) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, and (y) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the applicable retiring L/C Issuer to effectively assume the obligations of the applicable retiring L/C Issuer with respect to such Letters of Credit.

(h) No assignment or participation shall be made to any Person that was a Disqualified Institution as of the date (the “Trade Date”) on which the assigning Participating Bank entered into a binding agreement to sell and assign all or a portion of its rights and obligations under this Agreement to such Person. For the avoidance of doubt, with respect to any assignee or new Participating Bank that becomes a Disqualified Institution after the applicable Trade Date (including as a result of the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, the definition of “Disqualified Institution”), (x) such assignee or new Participating Bank shall not retroactively be disqualified from becoming a Participating Bank and (y) the execution by the Company of an Assignment and Assumption or joinder agreement with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Institution. Any assignment in violation of this clause (h) shall not be void, but the other provisions of this clause (h) shall apply.

(i) If any assignment or participation is made to any Disqualified Institution without the Company’s prior written consent in violation of clause (i) above, or if any Person becomes a Disqualified Institution after the applicable Trade Date, the Company may, at its sole expense and effort, upon notice to the applicable Disqualified Institution and the Administrative Agent, (A) terminate the Commitment of such Disqualified Institution and repay all obligations of the Company owing to such Disqualified Institution in connection with such Commitment and/or (B) require such Disqualified Institution to assign, without recourse (in accordance with and subject to the restrictions contained in this Section), all of its interest, rights and obligations under this Agreement to one or more Eligible Assignees at the lowest of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder.

(ii) Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions (A) will not (x) have the right to receive information, reports or other materials provided to Participating Banks by the Company, the Administrative Agent or any other Participating Bank, (y) attend or participate in meetings attended by the Participating Banks and the Administrative Agent, or (z) access any electronic site established for the Participating Banks or confidential communications from counsel to or financial advisors of the Administrative Agent or the Participating Banks and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Participating Bank to undertake any action (or refrain from taking any action) under this Agreement or any other Facility Document, each Disqualified Institution will be deemed to have consented in the same proportion as the Participating Banks that are not Disqualified Institutions consented to such matter, and (y) for purposes of voting on any plan of reorganization or plan of liquidation pursuant to any Debtor Relief Laws (a “Debtor Relief Plan”), each Disqualified Institution party hereto hereby agrees (1) not to vote on such Debtor Relief Plan, (2) if such Disqualified Institution does vote on such Debtor Relief Plan notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Debtor Relief Plan in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (3) not to contest any request by any party for a determination by the Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).

(iii) The Administrative Agent shall have the right, and the Company hereby expressly authorizes the Administrative Agent, to (A) post the list of Disqualified Institutions provided by the Company and any updates thereto from time to time (collectively, the “DQ List”) on the Platform, including that portion of the Platform that is designated for “public side” Participating Banks and/or (B) provide the DQ List to each Participating Bank requesting the same.

10.07 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Participating Banks and the L/C Issuers agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates, its auditors and its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Facility Document or any action or proceeding relating to this Agreement or any other Facility Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 10.07, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to any of the Credit Parties and its obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating the Company or its Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the application, issuance, publishing and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of the Company or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 10.07, (y) becomes available to the Administrative Agent, any Participating Bank, any L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Company or (z) is independently discovered or developed by a party hereto without utilizing any Information received from the Company or violating the terms of this Section 10.07. In addition, the Administrative Agent and the Participating Banks may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Agents and the Participating Banks in connection with the administration of this Agreement, the other Facility Documents, and the Commitments.

For purposes of this Section 10.07, “Information” means all information received from the Company or any Subsidiary relating to the Company or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Participating Bank or any L/C Issuer on a nonconfidential basis prior to disclosure by the Company or any Subsidiary, provided that, in the case of information received from the Company or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 10.07 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Participating Banks and the L/C Issuers acknowledges that (a) the Information may include material non-public information concerning the Company or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with Applicable Law, including United States Federal and state securities Laws.

10.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Participating Bank, each L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Participating Bank, such L/C Issuer or any such Affiliate to or for the credit or the account of the Company or any other Credit Party against any and all of the obligations of the Company or such Credit Party now or hereafter existing under this Agreement or any other Facility Document to such Participating Bank or such L/C Issuer or their respective Affiliates, irrespective of whether or not such Participating Bank, L/C Issuer or Affiliate shall have made any demand under this Agreement or any other Facility Document and although such obligations of the Company or such Credit Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Participating Bank or such L/C Issuer different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Participating Bank shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.13 and, pending such payment, shall be segregated by such Defaulting Participating Bank from its other funds and deemed held in trust for the benefit of the Administrative Agent, the L/C Issuers and the Participating Banks, and (y) the Defaulting Participating Bank shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Participating Bank as to which it exercised such right of setoff. The rights of each Participating Bank, each L/C Issuer and their respective Affiliates under this Section 10.08 are in addition to other rights and remedies (including other rights of setoff) that such Participating Bank, such L/C Issuer or their respective Affiliates may have. Each Participating Bank and each L/C Issuer agrees to notify the Company and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Facility Document, the interest paid or agreed to be paid under the Facility Documents shall not exceed the maximum rate of non-usurious interest permitted by Applicable Law (the “Maximum Rate”). If the Administrative Agent or any Participating Bank shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the underlying Obligations or, if it exceeds such unpaid principal, refunded to the Company. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Participating Bank exceeds the Maximum Rate, such Person may, to the extent permitted by Applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10 Integration; Effectiveness. This Agreement, the other Facility Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent or any L/C Issuer, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

10.11 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Facility Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Participating Bank, regardless of any investigation made by the Administrative Agent or any Participating Bank or on their behalf and notwithstanding that the Administrative Agent or any Participating Bank may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

10.12 Severability. If any provision of this Agreement or the other Facility Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Facility Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Participating Banks shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent or any L/C Issuer, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

10.13 Replacement of Participating Banks. If the Company is entitled to replace a Participating Bank pursuant to the provisions of Section 3.03, or if any Participating Bank is a Defaulting Participating Bank or a Non-Consenting Participating Bank, then the Company may, at its sole expense and effort, upon notice to such Participating Bank and the Administrative Agent, require such Participating Bank to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.02) and obligations under this Agreement and the related Facility Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Participating Bank, if a Participating Bank accepts such assignment), provided that:

(a) the Company shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 10.06(b);

(b) such Participating Bank shall have received payment of an amount equal to the outstanding principal of its L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Facility Documents from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.02 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d) such assignment does not conflict with applicable Laws; and

(e) in the case of an assignment resulting from a Participating Bank becoming a Non-Consenting Participating Bank, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Participating Bank shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Participating Bank or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.

Each party hereto agrees that (a) an assignment required pursuant to this Section 10.13 may be effected pursuant to an Assignment and Assumption executed by the Company, the Administrative Agent and the assignee and (b) the Participating Bank required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to an be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Participating Bank, provided, further that any such documents shall be without recourse to or warranty by the parties thereto.

Notwithstanding anything in this Section 10.13 to the contrary, (i) any Participating Bank that acts as an L/C Issuer may not be replaced hereunder at any time it has any Letter of Credit outstanding hereunder unless arrangements satisfactory to such Participating Bank (including the furnishing of a backstop letter of credit in form and substance, and issued by an issuer, reasonably satisfactory to such L/C Issuer or the depositing of cash collateral into a cash collateral account in amounts and pursuant to arrangements reasonably satisfactory to such L/C Issuer) have been made with respect to such outstanding Letter of Credit and (ii) the Participating Bank that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 9.06.

10.14 Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT AND THE OTHER FACILITY DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER FACILITY DOCUMENT (EXCEPT, AS TO ANY OTHER FACILITY DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. THE COMPANY AND EACH OTHER CREDIT PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER FACILITY DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER FACILITY DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY PARTICIPATING BANK OR ANY L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER FACILITY DOCUMENT AGAINST ANY CREDIT PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. EACH CREDIT PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER FACILITY DOCUMENT IN ANY COURT REFERRED TO IN CLAUSE (B) OF THIS SECTION 10.14. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN WRITING IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.15 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER FACILITY DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER FACILITY DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.15.

10.16 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Facility Document), the Company and each other Credit Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Participating Banks are arm’s-length commercial transactions between the Company, each other Credit Party and their respective Affiliates, on the one hand, and the Administrative Agent and the Participating Banks, on the other hand, (B) each of the Company and the other Credit Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Company and each other Credit Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Facility Documents; (ii) (A) the Administrative Agent and each Participating Bank is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Company, any other Credit Party or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent nor any Participating Bank has any obligation to the Company, any other Credit Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Facility Documents; and (iii) the Administrative Agent, the Participating Banks and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Company, the other Credit Parties and their respective Affiliates, and neither the Administrative Agent nor any Participating Bank has any obligation to disclose any of such interests to the Company, any other Credit Party or any of their respective Affiliates. To the fullest extent permitted by law, each of the Company and each other Credit Party hereby waives and releases any claims that it may have against the Administrative Agent or any Participating Bank with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.17 Electronic Execution; Electronic Records; Counterparts. This Agreement, any Facility Document and any other Communication, including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. Each of the Credit Parties and each of the Administrative Agent and each Participating Bank Party agrees that any Electronic Signature on or associated with any Communication shall be valid and binding on such Person to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of such Person enforceable against such Person in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered. Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. The Administrative Agent and each of the Participating Bank Parties may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document. All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, neither the Administrative Agent nor any L/C Issuer is under any obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by such Person pursuant to procedures approved by it; provided, further, without limiting the foregoing, (a) to the extent the Administrative Agent and/or L/C Issuer has agreed to accept such Electronic Signature, the Administrative Agent and each of the Participating Bank Parties shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of any Credit Party and/or any Participating Bank Party without further verification and (b) upon the request of the Administrative Agent or any Participating Bank Party, any Electronic Signature shall be promptly followed by such manually executed counterpart.

Neither the Administrative Agent nor any L/C Issuer shall be responsible for or have any duty to ascertain or inquire into the sufficiency, validity, enforceability, effectiveness or genuineness of any Facility Document or any other agreement, instrument or document (including, for the avoidance of doubt, in connection with the Administrative Agent’s or any L/C Issuer’s reliance on any Electronic Signature transmitted by telecopy, emailed .pdf or any other electronic means). The Administrative Agent and any L/C Issuer shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Facility Document by acting upon, any Communication (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution or signed using an Electronic Signature) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated (whether or not such Person in fact meets the requirements set forth in the Facility Documents for being the maker thereof).

Each of the Credit Parties and each Participating Bank Party hereby waives (i) any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Facility Document based solely on the lack of paper original copies of this Agreement, such other Facility Document, and (ii) waives any claim against the Administrative Agent, each Participating Bank Party and each Related Party for any liabilities arising solely from the Administrative Agent’s and/or any Participating Bank Party’s reliance on or use of Electronic Signatures, including any liabilities arising as a result of the failure of the Credit Parties to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

10.18 USA PATRIOT Act. Each Participating Bank that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Participating Bank) hereby notifies the Credit Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Company and each other Credit Party, which information includes the name and address of the Company and each other Credit Party and other information that will allow such Participating Bank or the Administrative Agent, as applicable, to identify the Company and each other Credit Party in accordance with the Act. The Company and each other Credit Party shall, promptly following a request by the Administrative Agent or any Participating Bank, provide all documentation and other information that the Administrative Agent or such Participating Bank requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

10.19 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Facility Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Participating Bank or L/C Issuer that is an Affected Financial Institution arising under any Facility Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Participating Bank or L/C Issuer that is an Affected Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Facility Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

10.20 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Facility Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Credit Party in respect of any such sum due from it to the Administrative Agent or any Participating Bank hereunder or under the other Facility Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Participating Bank, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Participating Bank, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Participating Bank from any Credit Party in the Agreement Currency, such Credit Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Participating Bank, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Participating Bank in such currency, the Administrative Agent or such Participating Bank, as the case may be, agrees to return the amount of any excess to such Credit Party (or to any other Person who may be entitled thereto under Applicable Law).

10.21 Acknowledgement Regarding Any Supported QFCs. To the extent that the Facility Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Facility Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Facility Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Facility Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Participating Bank shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b) As used in this Section 10.21, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

10.22 NAIC Approved Bank. Each Participating Bank party to this Agreement as of the Closing Date represents and warrants to the Company that it is an NAIC Approved Bank. Each Participating Bank agrees that (a) it will provide immediate notice to the Company if such Participating (i) no longer is a NAIC Approved Bank or (ii) receives any notification that it (at that time or in the future) will no longer be a NAIC Approved Bank, and (b) it will use commercially reasonable efforts to, at all times during the effectiveness of this Agreement, make such filings and notifications as may be required in order for it to be eligible to be an NAIC Approved Bank.

ARTICLE XI.

CONTINUING COMPANY GUARANTY

11.01 Guaranty. The Company hereby absolutely and unconditionally guarantees, as a guaranty of payment and performance and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all of the Obligations, whether for principal, interest, premiums, fees, indemnities, damages, costs, expenses or otherwise, of the Credit Parties to the Participating Banks, arising hereunder and under the other Facility Documents (including all renewals, extensions, amendments, refinancings and other modifications thereof and all costs, attorneys’ fees and expenses incurred by the Participating Banks in connection with the collection or enforcement thereof). The Administrative Agent’s books and records showing the amount of the Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon the Company, and conclusive for the purpose of establishing the amount of the Obligations, absent manifest error. This Company Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Obligations or any instrument or agreement evidencing any Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Obligations which might otherwise constitute a defense to the obligations of the Company under this Company Guaranty, and the Company hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing.

11.02 Rights of Participating Banks. Solely in its capacity as Guarantor hereunder and not as a borrower or in any other capacity, the Company consents and agrees that the Participating Banks may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof: (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Company Guaranty or any Obligations; (c) apply such security and direct the order or manner of sale thereof as the Administrative Agent, the L/C Issuers and the Participating Banks in their sole discretion may determine; and (d) release or substitute one or more of any endorsers or other guarantors of any of the Obligations. Without limiting the generality of the foregoing, the Company consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of the Company under this Company Guaranty or which, but for this provision, might operate as a discharge of the Company.

11.03 Certain Waivers. Solely in its capacity as Guarantor hereunder and not as a borrower or in any other capacity, the Company waives (a) any defense arising by reason of any disability or other defense of the Credit Parties or any other guarantor, or the cessation from any cause whatsoever (including any act or omission of any Participating Bank) of the liability of any Credit Party; (b) any defense based on any claim that the Company’s obligations exceed or are more burdensome than those of the Credit Parties; (c) the benefit of any statute of limitations affecting the Company’s liability hereunder; (d) any right to proceed against any of the Credit Parties, proceed against or exhaust any security for the Obligations, or pursue any other remedy in the power of any Participating Bank whatsoever; (e) any benefit of and any right to participate in any security now or hereafter held by any Participating Bank; and (f) to the fullest extent permitted by Law, any and all other defenses or benefits that may be derived from or afforded by applicable Law limiting the liability of or exonerating guarantors or sureties. The Company expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Obligations, and all notices of acceptance of this Company Guaranty or of the existence, creation or incurrence of new or additional Obligations. As provided in Section 10.14 above, this Company Guaranty shall be governed by, and construed in accordance with, the laws of the State of New York.

11.04 Obligations Independent. The obligations of the Company hereunder are those of primary obligor, and not merely as surety, and are independent of the Obligations and the obligations of any other guarantor, and a separate action may be brought against the Company to enforce this Company Guaranty whether or not any Credit Party or any other person or entity is joined as a party.

11.05 Subrogation. The Company shall not exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Company Guaranty until all of the Obligations and any amounts payable under this Company Guaranty have been indefeasibly paid and performed in full and the Commitments are terminated. If any amounts are paid to the Company in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Participating Banks and shall forthwith be paid to the Participating Banks to reduce the amount of the Obligations, whether matured or unmatured.

11.06 Termination; Reinstatement. This Company Guaranty is a continuing and irrevocable guaranty of all Obligations now or hereafter existing and shall remain in full force and effect until all Obligations and any other amounts payable under this Company Guaranty are indefeasibly paid in full in cash and the Commitments with respect to the Obligations are terminated. Notwithstanding the foregoing, this Company Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of any Credit Party or the Company is made, or any of the Participating Banks exercises its right of setoff in respect of the Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any of the Participating Banks in their discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not the Participating Banks are in possession of or have released this Company Guaranty and regardless of any prior revocation, rescission, termination or reduction. The obligations of the Company under this paragraph shall survive termination of this Company Guaranty.

11.07 Subordination. The Company hereby subordinates the payment of all obligations and indebtedness of any Credit Party (other than the Company) owing to the Company, whether now existing or hereafter arising, including but not limited to any obligation of any Credit Party to the Company as subrogee of the Participating Banks or resulting from the Company’s performance under this Company Guaranty, to the indefeasible payment in full in cash of all Obligations. If the Participating Banks so request, any such obligation or indebtedness of any Credit Party to the Company shall be enforced and performance received by the Company as trustee for the Participating Banks and the proceeds thereof shall be paid over to the Participating Banks on account of the Obligations, but without reducing or affecting in any manner the liability of the Company under this Company Guaranty.

11.08 Stay of Acceleration. If acceleration of the time for payment of any of the Obligations is stayed, in connection with any case commenced by or against the Company or any Credit Party under any Debtor Relief Laws, or otherwise, all such amounts shall nonetheless be payable by the Company immediately upon demand by the Participating Banks.

11.09 Condition of Credit Parties. The Company acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from each other Credit Party and any other guarantor such information concerning the financial condition, business and operations of each Credit Party and any such other guarantor as the Company requires, and that none of the Participating Banks has any duty, and the Company is not relying on the Participating Banks at any time, to disclose to the Company any information relating to the business, operations or financial condition of each Credit Party or any other guarantor (the Company waiving any duty on the part of the Participating Banks to disclose such information and any defense relating to the failure to provide the same).

11.10 Payoff of the Existing Credit Agreement. The Company acknowledges and agrees that the Existing Credit Agreement is terminated simultaneously with the execution of this Agreement, all obligations of CACIB thereunder are null and void and all outstanding letters of credits issued under the Existing Credit Agreement, other than those that shall be treated as Existing Letters of Credit, have been terminated.

Remainder of Page Intentionally Left Blank.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

REINSURANCE GROUP OF AMERICA, INCORPORATED, a Missouri corporation

By:	/s/ Brian W. Haynes
	Name:	Brian W. Haynes
	Title:	Senior Vice President and Corporate Treasurer

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as Administrative Agent and an L/C Issuer

By:	/s/ Jorge Fries
Name:	Jorge Fries
Title:	Managing Director

By:	/s/ Thibault Berger
Name:	Thibault Berger
Title:	Managing Director